SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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Riley Exploration Permian, Inc.

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29 E. Reno Avenue, Suite 500 Oklahoma City, Oklahoma 73104 (405) 415-8699

MESSAGE FROM OUR CHAIRMAN

Dear Fellow Stockholders:

On behalf of the Board of Directors of Riley Exploration Permian, Inc. (“Riley Permian”), we are pleased to invite you to our 2025 Annual Meeting of Stockholders, which will take place on Friday, May 9, 2025, at 9:00 a.m. Central Time. We are filing the Notice of Annual Meeting of Stockholders and the Proxy Statement, which describes information about Riley Permian, that you should consider when you vote for the proposals in conjunction with our upcoming annual meeting.

Our 2025 Annual Meeting will be conducted entirely on a virtual platform as further described in this proxy statement. Your vote is important to us, and whether or not you can virtually attend our Annual Meeting of Stockholders, we urge you to review the accompanying materials, vote and submit your proxy as promptly as possible to ensure the presence of a quorum for our annual meeting.

Riley Permian experienced an exceptional year in 2024 by many measures. Our company performance underscores the capital efficiency of our asset base and the result of past infrastructure investments. We grew production volumes year-over-year while reducing capital expenditures. We grew cash flow from operations while reinvesting less than half of our cash flow into our upstream business, which allowed for excess cash for debt paydown, dividends, and additional investments. We completed an upstream asset acquisition, began new initiatives in midstream and expanded the scope of our joint venture in power.

We're committed to building long-term value through disciplined capital allocation, strategic investments and operational excellence. We believe our recent initiatives position us for sustained growth and long-term success.

We appreciate your interest in Riley Permian. Thank you for your support.

Sincerely,

Bobby Riley
Chairman of the Board of Directors and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 9, 2025

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2025 annual meeting of stockholders (the “Annual Meeting”) of Riley Exploration Permian, Inc. (“Riley Permian” or the “Company”) has been called for and will be held in a virtual-only format via live webcast on Friday, May 9, 2025, at 9:00 a.m. Central Time. The manner for any stockholder wishing to participate in the virtual Annual Meeting is set out in detail in the proxy statement (“Proxy Statement”) accompanying this Notice.

The Annual Meeting is being held for these purposes:

(1)	the election of the six (6) directors named in the Proxy Statement to our Board of Directors (the “Board”) until the 2026 Annual Meeting of Stockholders;

(2)	the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

(3)	advisory vote on the frequency of future advisory votes to approve the compensation of Named Executive Officers; and

(4)	the transacting of such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment or postponement thereof.

Our Board has fixed the close of business on March 18, 2025 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote during the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote during the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our offices for 10 calendar days prior to the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE LIVE WEBCAST OF THE ANNUAL MEETING, STOCKHOLDERS ARE ENCOURAGED TO VOTE AND SUBMIT THEIR PROXIES IN ADVANCE OF THE MEETING VIA THE INTERNET AT HTTP://WWW.CSTPROXYVOTE.COM USING INSTRUCTIONS ON THE PROXY CARD. YOU MAY ALSO VOTE BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD BY MAIL.

Cautionary Note on Forward-Looking Statements: This Proxy Statement contains “forward-looking” statements regarding Riley Permian’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in Riley Permian’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Riley Permian’s Annual Report on Form 10-K for the year ended December 31, 2024. We assume no obligation to update any of these forward-looking statements.

Additional Materials: The Proxy Statement includes website addresses and references to additional materials found on those websites, including our Annual Report on Form 10-K for the year ended December 31, 2024. These websites and materials are not incorporated by reference herein.

This Notice of Annual Meeting and Proxy Statement along with the form of proxy card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 will be available online at https://www.cstproxy.com/rileypermian/2025 on the first day these materials are mailed to stockholders which is anticipated to be on or about April 14, 2025.

As used in this Proxy Statement, unless otherwise noted or the context otherwise requires, we refer to Riley Exploration Permian, Inc., together with its consolidated subsidiaries, as “we,” “us,” “our,” “Riley Permian,” or the “Company”.

This Proxy Statement includes certain terms commonly used in the oil and natural gas industry, which are defined under the heading “Terms and Definitions” in our Annual Report accompanying this Proxy Statement.

Oklahoma City, OK Dated: April 14, 2025	By Order of the Board of Directors, General Counsel, Director and Corporate Secretary

RILEY EXPLORATION PERMIAN, INC. PROXY STATEMENT

PROXY STATEMENT SUMMARY

This summary is included to provide an introduction and overview of the information contained in this Proxy Statement. This summary does not contain all of the information you should consider, and you should carefully read the Proxy Statement in its entirety before voting. Additional information regarding the Company and its performance for 2024 can be found in our Annual Report on Form 10-K for the year ended December 31, 2024.

2025 Annual Meeting of Stockholders

Date and Time:	May 9, 2025 at 9:00 a.m., Central Time

Location:
Virtual access at: https://www.cstproxy.com/rileypermian/2025

Telephone access (listen-only):
Within the U.S. and Canada: 1 800-450-7155 (toll-free)
Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)

Record Date:	March 18, 2025

Mail Date:
We intend to mail this Notice of Annual Meeting and Proxy Statement along with the form of proxy card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 to our stockholders on or about April 14, 2025.

Stockholders Entitled to Vote:
Holders of our Common Stock, par value $0.001 (“Common Stock”), as of the close of business on the Record Date are entitled to vote. Each share of Common Stock is entitled to one vote by proxy or at the Annual Meeting.

Proposals and Board Recommendations
Board
	Proposal	Recommendation

No. 1	Election of six (6) directors to serve on the Company’s Board of directors for a one-year term ending at the Company’s annual meeting in 2026.	FOR each nominee

No. 2	The ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2025.	FOR

No. 3	Advisory vote to approve the frequency of future advisory votes to approve compensation of our Named Executive Officers	“EVERY YEAR”

Vote Required and Board Recommendation

Election of directors requires the affirmative vote of a plurality of votes cast at the Annual Meeting.  The approval of each other “PROPOSAL” requires the vote of a majority of the voting power of the outstanding shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will not be counted as a vote cast and, therefore, will not have an effect on the election of directors, but they will have the effect of a vote against the other “PROPOSALS”.  Broker non-votes have no effect on the outcome of the vote.

✓
Our Board unanimously recommends that you vote “FOR” the election of each of the director nominees named in this Proxy Statement, “FOR” the ratification of BDO USA, P.C. as our independent registered accounting firm, and “EVERY YEAR” for the frequency of future advisory votes to approve the compensation of our Named Executive Officers.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Stockholders as of the close of business on March 18, 2025 (the “Record Date”) are eligible to vote their shares at the Annual Meeting. On the Record Date, we had 21,521,460 shares of our Common Stock outstanding and eligible to vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if at least a majority of the issued and outstanding shares entitled to vote are represented by stockholders present at the Annual Meeting or by proxy. On the Record Date, there were 21,521,460 shares issued and outstanding and entitled to vote. Therefore, a minimum of 10,760,731 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker), or if you vote online at the Annual Meeting. Abstentions and withhold authority votes will be counted towards the quorum requirement and broker non-votes (discussed immediately below) will be counted toward the quorum requirement assuming the broker is entitled to vote the applicable shares on at least one discretionary proposal. If there is no quorum, the Chairman of the Annual Meeting may adjourn the Annual Meeting to another date.

What is a broker non-vote?

A broker non-vote occurs when the broker is unable to vote the shares it holds on behalf of a beneficial owner (such shares are said to be held in “street name”) because a proposal is not routine and the beneficial owner has not provided any voting instructions on that matter. NYSE rules determine whether proposals are routine. If a proposal is routine, a broker holding shares in street name may vote on the proposal without voting instructions. If a proposal is not routine, the broker may vote on the proposal only if the beneficial owner has provided voting instructions. If a broker does not receive instructions for a non-routine proposal, the broker will return a proxy card without a vote on that proposal, which is commonly referred to as a “broker non-vote.” The Company believes that the ratification of BDO USA, P.C.’s appointment is a routine proposal, but the election of directors and the advisory vote to approve the frequency of future advisory votes to approve compensation of our Named Executive Officers are not routine proposals under applicable NYSE rules.

What vote is required to approve the election of directors (Item 1 on the proxy card)?

Directors are elected by a plurality of the votes cast at the Annual Meeting (that is the six (6) director nominees receiving the greatest number of votes cast will be elected). Broker non-votes will not have an effect on the outcome since they do not count as a vote cast under the plurality standard.

What vote is required to approve the ratification of the selection of BDO USA, P.C. as our independent registered public accounting firm (Item 2 on the proxy card)?

Under our Bylaws, the ratification of the selection of BDO USA, P.C. as our independent registered public accounting firm requires a majority of the shares present or represented by proxy and entitled to vote on the matter vote “for” the proposal. If you “abstain” from voting, it will have the same effect as an “against” vote because abstentions are treated as shares entitled to vote under Delaware state law.

What vote is required to approve the advisory vote on the frequency of the advisory vote on Named Executive Officer compensation (Item 3 on the proxy card)?

Under our Bylaws, the advisory vote on the frequency of the advisory vote on Named Executive Officer compensation requires a majority of the shares present or represented by proxy and entitled to vote on the matter vote “for” the proposal. If you “abstain” from voting, it will have the same effect as an “against” vote because abstentions are treated as shares entitled to vote under Delaware state law.

Are there any other matters to be presented for action at the Annual Meeting?

Our Board does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended that the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of our Board.

Who will serve as the inspector of election at the Annual Meeting?

We anticipate that Continental Stock Transfer and Trust Company will serve as the inspector of election and will tabulate the proxies and ballots at the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K filed within four business days after the Annual Meeting.

How do I attend the Virtual Annual Meeting?

Follow the instructions below for either “Registered Stockholders” or “Beneficial Owners” as may be applicable to you.

Registered Stockholders (stockholders whose names the Company keeps on record as owners of the Company’s shares):

As a registered stockholder, you will receive a proxy card from Continental Stock Transfer and Trust Company. The proxy card will tell you how you may vote your shares before the virtual meeting. The proxy card also contains instructions on how to attend the virtual Annual Meeting and provides the required URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer and Trust Company by phone at 917-262-2373 or by email at proxy@continentalstock.com.

You can (but are not required to) pre-register to attend the virtual meeting. Pre-registration begins on or about May 2, 2025 at 9:00 a.m. Central Time. Enter this URL address into your browser https://www.cstproxy.com/rileypermian/2025 then enter your control number, name, and email address. Once you pre-register you can vote your shares, and if you wish you may also enter questions in the chat box for submittal at the virtual meeting. At the start of the virtual meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting. If you have not pre-registered, you may still attend the virtual Annual Meeting by following the same procedure as for “pre-registering” set out in this paragraph. On the day of the virtual meeting, you will log in to the virtual Annual Meeting by going to: https://www.cstproxy.com/rileypermian/2025. You should do this at least 15 minutes before the meeting to assure timely entrance to the virtual meeting.

Beneficial Owners of shares (stockholders who own their investments through a bank or broker holding the shares in institutional or street name):

To vote your shares before the meeting:

You will receive proxy materials forwarded to you by the bank or broker. Although most banks and brokers offer mail, telephone, and internet voting, to vote your shares before the meeting, the availability of voting options and specific procedures to be used to vote will depend on their respective voting arrangements set out in the materials you receive from your bank or broker. Follow those instructions to vote your shares before the meeting. However, the forms you receive from the bank or broker will not contain instructions for attending the virtual Annual Meeting.  If you vote your shares before the meeting, you are not obliged to attend the virtual meeting but are welcome to do so. To attend the virtual Annual Meeting and submit any questions to management, follow one of the two choices below:

To attend the virtual Annual Meeting and vote your shares at the meeting:

To attend the virtual Annual Meeting and vote shares at the meeting, beneficial owners will need to contact Continental Stock Transfer and Trust Company to receive a control number. Continental Stock Transfer and Trust Company can be contacted by phone at 917-262-2373 or by email at proxy@continentalstock.com. If you plan to vote at the meeting, you will also need to have what is called a “legal proxy” that you must obtain from your bank or broker. This assures your votes will not be double counted. Without the “legal proxy” from your bank or broker, you will not be allowed to vote at the meeting even though you have obtained a control number and are thereby entitled to attend the virtual meeting and ask questions. On the day of the virtual meeting, you will log in to the virtual Annual Meeting by going to: https://www.cstproxy.com/rileypermian/2025.

To attend the virtual Annual Meeting but not vote your shares at the meeting:

If you are a beneficial owner and would like to join the virtual Annual Meeting but do not want or need to vote your shares at the meeting, Continental Stock Transfer and Trust Company will issue you a guest control number with proof of your stock ownership. You must contact Continental Stock Transfer and Trust Company for specific instructions on how to receive the guest control number. Continental Stock Transfer and Trust Company can be contacted by phone at 917-262-2373 or by email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your guest control number.

On the day of the meeting, you will log in to the virtual Annual Meeting by going to: https://www.cstproxy.com/rileypermian/2025.

If a proxy is properly executed and returned, the shares represented thereby will be voted as instructed on the proxy. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Chief Executive Officer of the Company, or by a stockholder voting online at the Annual Meeting. Unless instructions to the contrary are indicated, proxies will be voted FOR the election of the directors named therein, FOR the ratification of the selection by the Audit Committee of the Board of Directors (the “Audit Committee”) of BDO USA, P.C. as the independent registered public accountants of the Company, and FOR “Every Year” on the frequency of future advisory votes to approve compensation of our Named Executive Officers.

How can I access the Company’s Proxy Statement and Annual Report on Form 10-K electronically?

This Proxy Statement and the Company’s Annual Report on Form 10-K is available online at http://www.cstproxy.com/rileypermian/2025 on the first day these materials are mailed to stockholders, which is anticipated to be April 14, 2025.

What is householding?

The SEC permits a single set of proxy materials to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokers and other nominees have instituted householding.

As a result, if you hold your shares through a broker or other nominee and you reside at an address at which two or more stockholders reside, you will likely be receiving only one set of proxy materials unless any stockholder at that address has given the broker or other nominee contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate set of proxy materials in the future, that stockholder should contact their broker or other nominee. Stockholders of record should send a request to the Company’s Corporate Secretary at the Company’s principal executive offices, 29 East Reno Ave., Suite 500, Oklahoma City, OK 73104 or by phone at (405) 415-8699.

Who is paying for this proxy solicitation?

The cost of preparing, assembling, and mailing the proxy materials and proxy card will be borne by the Company who is the party making this proxy solicitation. In addition to solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, fax transmission or e-mail. The Company may also request brokerage houses, nominees, custodians, and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock. The Company will reimburse such persons for their expenses in forwarding soliciting material.

PROPOSAL 1: ELECTION OF DIRECTORS

General

The Board is committed to recruiting and nominating directors for election who will collectively provide the Board with the necessary diversity of skills, backgrounds and experiences to meet the Company’s ongoing needs and support oversight of our business strategy and priorities. The Board and the Nominating and Corporate Governance Committee (the “Nominating Committee”) evaluate a candidate’s character, judgment, skill set, experience, independence, other time commitments and any other factors that each deems relevant in light of the current needs of the Board. Additionally, the Board and the Nominating Committee believe that an important factor in its composition is diversity. Since our merger, the Board has appointed two female directors and one director of Hispanic ethnicity.

Our Bylaws state that the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of the majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Our Board currently consists of six (6) directors. Directors are elected annually and hold office until the next annual meeting or until their successors are duly elected and qualified or until their earlier resignation or removal.

Based on the recommendations from the Nominating Committee, our Board has approved the nomination of each of Bobby Riley, Bryan H. Lawrence, E. Wayne Nordberg, Brent Arriaga, Beth di Santo and Rebecca Bayless for election as directors to serve a one-year term until the 2026 Annual Meeting of Stockholders, but in any event, until his or her successor is elected and qualified, unless ended earlier due to his or her death, resignation, disqualification or removal from office. We have no reason to believe that the nominees will be unable or unwilling to serve if elected. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce its size. Each nominee has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected.

The election of each of our director nominees requires the vote of a plurality of the votes cast at the Annual Meeting, which means that the nominees who receive the largest number of votes cast “FOR” such nominee will be elected as directors. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on the outcome of the election of directors.

Director Nominees and Board Recommendation

• ✓	Our Board unanimously recommends that you vote “FOR” the election of each of the director nominees named below.

Bobby Riley, 69
Director Since: February 2021	Chairman of the Board and Chief Executive Officer

Mr. Riley was appointed as the Chairman (the “Chairman”) of the Board of Riley Permian upon the closing of our merger with Riley Exploration-Permian, LLC (“REP LLC”) in February 2021. Previously, he served as a member of the board of managers, President and Chief Executive Officer of REP LLC since June 2016. Mr. Riley also served as the Chief Executive Officer of Riley Exploration Group, Inc. (“REG”) from when it was founded in 2012 to May 1, 2018. Prior to joining the Company, Mr. Riley was the Chairman and Chief Executive Officer of Riley Exploration, LLC (“REX”), since he founded REX in 2007 through 2012. Mr. Riley has nearly 45 years of experience in the independent oil and gas sector, in North America, South America, Europe, Africa and Asia. He has an extensive background in all aspects of oil and gas management and operations, including drilling, completion, work-over and production. In addition to his management and operational expertise, he designed and patented specialized completion equipment that was licensed to Baker-Hughes and participated in the design, development and testing of Intelligent Well Bore Systems, which was sold to Weatherford International in 2000. In 2009, Mr. Riley created a joint venture with a private equity group to invest in unconventional oil and gas plays and deployed over $350 million of debt and equity capital in the Eagle Ford Shale and the Permian Basin. The joint venture acquired approximately 50,000 acres of prime leasehold acreage, drilled and completed over 40 wells and reached peak production of 4,000 BOE/d. From 2005 to 2007 Mr. Riley was Vice President of Operations at Activa Resources, Inc., or Activa, a publicly-traded exploration and production company. From 2002 to 2005, he was Managing Partner of Tuleta Energy Partners, LLC, a privately-held exploration and production company, until it was acquired by Activa Resources, Inc. From 1991 to 2001 Mr. Riley was President of an oil and gas service company specializing in well design and reservoir data acquisition, that was active in Nigeria, Venezuela, and Norway. He founded his first independent exploration and production company, Durango Energy, Inc., in 1984, and operated up to 150 wells in Oklahoma. Prior to that he was District Manager of Monitoring Systems Inc., a drilling and well control instrumentation company, installing equipment on jack-up rigs and semi-submersibles in the U.S., Brazil and Korea. Mr. Riley began his oil and gas career with Cameron Iron Works in Houston, Texas, in 1974. Mr. Riley has a bachelor’s degree in Business, Accounting and Finance from the University of Science & Arts of Oklahoma and completed the Advanced Drilling Operations and Well Control program at Murchison Drilling Schools. He is a member of the American Petroleum Institute and the Society of Professional Engineers and is IADC / MMS Well-Cap Certified.

Qualifications & Skills:
Mr. Riley brings to the Board over 45 years of experience in the oil and gas exploration and production industry and, as our Chief Executive Officer, a deep understanding of our business, operations and long term strategic objectives and challenges. His service on our Board creates an important connection between management and the Board.

Bryan H. Lawrence, 82
Independent Director Since: February 2021

 Mr. Lawrence was appointed as an independent director on the Board of Riley Permian upon the closing of our merger with REP LLC in February 2021. Previously, Mr. Lawrence served as a member of the board of managers of REP LLC since 2016. Mr. Lawrence is a founder and senior manager of Yorktown Partners LLC, the investment manager of the Yorktown Partners group of investment funds, which make investments in companies engaged in the energy industry and has served in such positions since 1983. The Yorktown Partners investment funds were formerly affiliated with the investment firm of Dillon, Read & Co. Inc. where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a director of Hallador Energy Company, Ramaco Resources, Inc. and the general partner of Star Group, L.P. (each a United States publicly traded company) and certain non-public companies in the energy industry in which Yorktown Partners investment funds hold equity interests. Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University.

Qualification & Skills:
Mr. Lawrence’s over 50 years of experience in structuring and managing investments in public and private companies, including companies in the oil and gas industry, and extensive leadership roles (including serving on the board of directors for other public companies) are key attributes that make him well qualified to serve as a Director of the Company.

Brent Arriaga, 51
Independent Director Since: February 2021	Committees: Audit (Chair), Compensation, Nominating and Corporate Governance

Mr. Arriaga was appointed as an independent director on the Board of Riley Permian upon the closing of our merger with REP LLC in February 2021. Mr. Arriaga has served in several positions with Helix Energy Solutions Group, Inc., an offshore energy service company, (“Helix”) since 2018 and is currently its Vice President, Finance & Accounting and Chief Accounting Officer.  Mr. Arriaga has over 25 years of experience in finance and accounting in the energy and financial services industries spanning several continents.  Prior to his role at Helix, Mr. Arriaga held roles in financial accounting and controllership at Weatherford International from 2015 to 2017, Citigroup, Inc. from 2006 to 2015, and Credit Suisse Group from 2004 to 2006. Mr. Arriaga began his career as an auditor at KPMG LLP in 1997. Mr. Arriaga holds a Bachelor of Business Administration in Accounting from the University of Texas at Austin and a Master of Business Administration from Rice University, Jesse H. Jones Graduate School of Business, where he was a Jones Scholar. Mr. Arriaga is a Certified Public Accountant in the State of Texas and is a Chartered Financial Analyst.

Qualifications & Skills:
Mr. Arriaga has comprehensive knowledge of the financial and operational sides of the exploration and production business and experience as an accounting executive and Certified Public Accountant, which is of considerable value in his service as Chairperson of the Audit Committee.

Rebecca Bayless, 55
Independent Director Since: January 2022	Committees: Nominating and Corporate Governance (Chair), Audit, Compensation (Co-Chair)

 Ms. Bayless was appointed as an independent director on January 25, 2022.  Ms. Bayless has over 25 years of experience in the oil and gas industry and currently serves as Chief Executive Officer of Daytona Resources LLC. Ms. Bayless has been an integral part of three start-up private equity company management teams in the roles of CFO, CAO and Controller.  Within these roles, she also took each of these companies to their liquidity exits through either asset sales, IPO or merger into a public company.  These include serving as the CAO of Indigo Natural Resources LLC from 2016 to 2021, CFO of Indigo Minerals LLC from 2007 to 2016, Controller of Energy Resource Technology, a subsidiary of Helix Energy Solutions, from 2004 – 2006, and Controller of Prize Energy Company from 1999 – 2002. Additionally, Ms. Bayless has also served in various accounting roles with other public and private companies that include Pioneer Natural Resources and Merit Energy Company. Ms. Bayless holds a B.S. Degree in Accounting from Arkansas State University and is a licensed CPA in the State of Texas. Ms. Bayless serves on the Board of Trustees for The John Cooper School, The Club at Carlton Woods, The Houston Producers Forum, as their 2022 President, and as an Independent Advisor, Corporate Governance and Policies for Circon Energy. Ms. Bayless also serves on the Board of Directors of Superior Energy Services and serves as their Audit Committee chairperson and as a member of their Compensation Committee. Within these organizations she also leads or serves on the finance committees for each of them. Ms. Bayless is a member of the Texas Society of Certified Public Accountants.

Qualifications & Skills:
Ms. Bayless brings over 25 years of experience in the oil and gas industry and extensive leadership roles in corporate finance, accounting, and treasury are key attributes that make her well qualified to serve as a director on our Board and as a member of the Audit Committee.

E. Wayne Nordberg, 86
Independent Director Since: February 2021	Committees: Compensation (Co-Chair), Audit, Nominating and Corporate Governance

E. Wayne Nordberg was appointed as an independent director on the Board of Riley Permian upon the closing of our merger with REP LLC in February 2021. Mr. Nordberg is currently Chairman Emeritus of Hollow Brook Wealth Management, LLC, a private investment management firm serving family offices, foundations, charities and pensions, and as Chairman and Chief Investment Officer from 1995 to 2025. He has over 50 years of experience in investment research and portfolio management. From 2003 to 2007, Mr. Nordberg was a Senior Director at Ingalls & Snyder LLC, a privately owned registered investment advisor. He also formerly served on the Board of Directors of Lord, Abbett & Co., a mutual fund family, from 1988 to 1998. Mr. Nordberg also serves as an independent director of The Reeves Utility Income Fund, a $1 billion closed end investment trust listed on the NYSE, specializing in energy companies.

Qualifications & Skills:
Mr. Nordberg has decades of experience in leadership roles with private equity and investment management firms in the energy sector, which provides him with a comprehensive understanding of the Company’s business, finance and operations. Additionally, Mr. Nordberg has served as a director with other public companies, which is particularly beneficial to his service on our Board.

Beth di Santo, 52
Director Since: September 2021	General Counsel and Corporate Secretary

Ms. di Santo was appointed as Corporate Secretary on February 26, 2021 and as a director and General Counsel on September 1, 2021. Previously, Ms. di Santo has served as outside legal counsel for the Company and its predecessor since 2016. She has provided strategic counsel on a broad range of legal, compliance, business and operational matters for the Company and its Board, including through a public merger, multiple securities offerings and asset acquisitions and divestitures. She is an attorney with over 20 years of experience in corporate and securities law. She provides oversight on legal matters, corporate governance and compliance issues, as well as handling corporate and securities transactional matters. Ms. di Santo started her legal career as a Corporate Finance Attorney in the New York office of Clifford Chance US LLP in 1999 where she represented a variety of clients in a wide range of transactional, corporate governance and securities transactions. In 2008, she founded di Santo Law PLLC to continue her corporate and securities practice. Ms. di Santo received her Juris Doctor, Magna Cum Laude, from the University of Miami School of Law, where she served on the Editorial Board of the Miami Law Review. She graduated with a Bachelor of Arts in Political Science and Economics from the University of Miami.

Qualifications & Skills:
Ms. di Santo brings over 20 years of expertise as a corporate and securities attorney and, through her service as the Company’s legal counsel, deep insight and knowledge of our structure, operations and long term strategic objectives. Additionally, Ms. di Santo has significant experience with legal aspects of corporate governance through her representation of the board of directors of numerous public companies. Her legal expertise combined with her in-depth knowledge of the Company provides the Board with valuable and diverse insight on a myriad of governance and operational matters.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our business and affairs are managed under the direction of our Board. The Board’s corporate governance guidelines (the “Corporate Governance Guidelines”) establish the Company’s governance framework. The Corporate Governance Guidelines address the structure and operation of the Board, including matters related to Board meetings; director independence; tenure; outside board memberships; the role of the Board’s Chairman; membership on Board Committees; and Board and Committee performance evaluations. Additionally, the Company adopted a Charter for each of the Committees of the Board. The Company’s governance guidelines and policies are reviewed and updated periodically, in light of changing regulations, evolving best practices and stockholder feedback.

Codes of Business Conduct and Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to our employees, directors and officers and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer and controller, in accordance with applicable U.S. federal securities laws and the NYSE American Company Guide. Any waiver of these codes may be made only by our Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the NYSE American rules. In accordance with good corporate governance practices, we periodically review and revise these documents as necessary.

Board Risk Assessment and Control

Our Board oversees an enterprise-wide approach to oil and gas industry risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long term organizational performance and enhance stockholder value. The Board meets regularly with senior management, including the executive officers, to discuss strategy and risks facing the Company. Senior management attends the quarterly meetings of the Board, as well as certain committee meetings, in order to review impacts to our operations and address any questions or concerns raised by directors on risk management and any other matter.

It is the Board’s responsibility to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. While our Board has the ultimate oversight responsibility for the risk management process, other committees of our Board also have responsibility for specific risk management activities. In particular, the Audit Committee focuses on financial risk, including internal controls, and oversees compliance with regulatory requirements. In setting compensation, the Compensation Committee of our Board (the “Compensation Committee”) approves compensation programs for the officers and other key employees to encourage an appropriate level of risk-taking behavior consistent with our business strategy.

More information about the Company’s corporate governance practices, guidelines, policies and procedures is available on the Company’s website under the heading “About—Governance” at www.rileypermian.com/about/governance.

Combined Chairman and CEO Roles

The Board does not have a policy on whether or not the roles of Chairman of the Board and CEO should be separate or combined and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The directors serving on our Board possess considerable professional and industry experience, significant and diverse experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that Riley Permian faces. As such, the Board believes that it is in the best position to evaluate the needs of Riley Permian and to determine how best to organize Riley Permian’s leadership structure to meet those needs.

The Board believes that the most effective leadership structure for Riley Permian at the present time is for Bobby Riley to serve as both Chairman of the Board and CEO. This model has succeeded because it makes clear that the Chairman of the Board and CEO is responsible for managing our business, under the oversight and review of our Board. This structure also enables our CEO to act as a bridge between management and the Board, helping both to act with a common purpose.

While the Board retains the authority to separate the positions of Chairman and CEO if it deems appropriate in the future, the Board believes the combined role of Chairman and CEO is currently effective. Combining these roles places one person in a position to guide the Board in setting priorities for Riley Permian and in addressing the risks and challenges we face. The Board believes that, while each of its directors brings a diversity of skills and perspectives to the Board, Bobby Riley, by virtue of his day-to-day involvement in managing Riley Permian, is best suited to perform this unified role.

The Board believes there is no single organizational model that is the best and most effective in all circumstances. As a result, the Board periodically considers whether the offices of Chairman and CEO should continue to be combined and who should serve in such capacities. The Board will continue to reexamine its corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

Direct Communications with our Board

Stockholders and other interested parties desiring to communicate with our Board, or any director in particular, may do so by mail addressed as follows: Attn: Board of Directors, Riley Exploration Permian, Inc., 29 East Reno Ave., Suite 500, Oklahoma City, OK 73104. Our Chief Executive Officer or Chief Financial Officer reviews each such communication received from stockholders and other interested parties and will forward the communication, as appropriate and reasonably practicable, to the Board (or individual director) for consideration should the communication fall within the scope of matters generally considered by our Board.

Board of Directors

Meetings and Attendance

During 2024, in addition to meeting informally on a regular basis and actions taken without a meeting by written consent, our Board held four meetings, our Audit Committee held five meetings, our Nominating and Corporate Governance Committee held one meeting and our Compensation Committee held three meetings. Each Board member attended at least 75% of the aggregate number of board of directors’ meetings and meetings of committees on which the director served.

Non-employee directors of the Board meet in executive session from time to time at the Board’s regularly scheduled meetings, without any management directors and any other members of the Company’s management who may otherwise be present. These executive sessions are led by one of our independent directors.

We encourage, but do not require, our directors to attend annual meetings of stockholders. At our 2024 Annual Meeting of Stockholders held on May 10, 2024, all of the then-serving members of our Board attended.

Director Independence

As required under the listing standards of the NYSE American exchange (“NYSE American”), a majority of the directors serving on our Board must qualify as independent, as affirmatively determined by our Board. In assessing director independence, the Board considered, among other matters, the nature and extent of any business relationships, including transactions conducted, between (i) the Company and each director, (ii) the Company and an immediate family member of a director and (iii) the Company and any organization for which one of our directors or an immediate family member is a director or executive officer or with which one of our directors or an immediate family member is otherwise affiliated. Based on this evaluation, our Board has determined that Bryan H. Lawrence, E. Wayne Nordberg, Brent Arriaga and Rebecca Bayless are each an independent director, as that term is defined in the listing standards of the NYSE American.

Board Committees

Our Board has the authority to appoint committees to perform certain management and administrative functions. Our Board has established a Compensation Committee, an Audit Committee, and a Nominating and Corporate Governance Committee. Our Board has determined that the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee are comprised entirely of independent directors as currently required under the listing standards of the NYSE American and applicable rules and requirements of the SEC.

We have adopted written charters for each of these committees. Current copies of all committee charters appear on the governance section of our website at www.rileypermian.com under the heading “About—Governance” and are available in print upon written request to Riley Exploration Permian, Inc., 29 East Reno Ave., Suite 500, Oklahoma City, OK 73104, Attention: Corporate Secretary.

Audit Committee

The primary function of the Company’s Audit Committee is to assist our Board in its general oversight of our Company’s corporate accounting, financial reporting, internal control, and internal and external audit functions. The Audit Committee’s main duties include recommending a firm of independent registered public accountants to audit the annual financial statements, reviewing the independent auditor’s independence, the financial statements and their audit report and reviewing management’s administration of the system of internal accounting controls and the appointment, structure and performance of the internal audit function, including the leader and scope of internal audit responsibilities and activities, and oversight of the Company’s cybersecurity policies and programs.

To assist the Audit Committee in fulfilling its duties, our management team and internal audit group provide the committee with information and reports as needed and requested. Our Audit Committee also has access to our General Counsel and has the ability to retain outside legal counsel or other experts at its sole discretion if it deems such action to be necessary.

The members of our Audit Committee are directors Brent Arriaga (Chairperson), E. Wayne Nordberg and Rebecca Bayless. The Board has determined that Mr. Arriaga is an “audit committee financial expert” as defined in the applicable SEC rules. Each of our current Audit Committee members is considered to be an “independent director” as defined in the NYSE American Company Guide.

It is intended that, if elected as directors in 2025, each of Brent Arriaga, E. Wayne Nordberg and Rebecca Bayless will continue to serve as members of the Audit Committee with Mr. Arriaga again serving as the Chairperson of the Committee.

Compensation Committee

The Compensation Committee charter provides that the Compensation Committee will:

•	Review and approve the Company’s peer companies and data sources for purposes of evaluating the Company’s compensation competitiveness and establishing the appropriate competitive positioning;
•	Review and recommend to the Board for approval the Company’s executive compensation program in light of the Company’s goals and objectives relative to executive compensation;
•	Evaluate the performance of the Chief Executive Officer and submit to the Board an annual evaluation and recommended compensation package for the Chief Executive Officer;
•
In consultation with the Chief Executive Officer, set the compensation for the Company’s other Named Executive Officers based on the Chief Executive Officer’s performance evaluation in light of the Company’s goals and objectives and overall Company performance and relative stockholder return; and

•	Review our compensation practices and policies to ensure that they provide appropriate motivation for corporate performance and increased stockholder value.

The Compensation Committee charter provides that the committee may retain consultants and advisors to advise the Committee on compensation issues requiring outside expertise. The Compensation Committee may also consult with our Audit Committee and our independent auditors for the purpose of reviewing any calculations required under any company incentive compensation plans. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine.

The members of our Compensation Committee are directors E. Wayne Nordberg (Co-Chairperson), Rebecca Bayless (Co-Chairperson) and Brent Arriaga. Each of our current Compensation Committee members is considered to be an “independent director” as defined in the NYSE American Company Guide.

It is intended that, if elected as directors in 2025, each of E. Wayne Nordberg, Brent Arriaga and Rebecca Bayless will continue to serve as members of the Compensation Committee with Mr. Nordberg and Ms. Bayless again serving as the Co-Chairpersons of the Committee.

Role of Compensation Consultants

The Compensation Committee has the sole authority to retain and terminate any compensation consultant directly assisting it. The Committee also has the sole authority to approve fees and other engagement terms. The Committee receives comparative compensation data from management, from proxy statements and other public disclosures, and through surveys and reports prepared by compensation consultants. The Compensation Committee retained Meridian Compensation Partners, LLC ("Meridian") as its independent compensation consultant for 2024. In this capacity, Meridian reported directly to the Committee. Following its engagement in 2024, one or more representatives of Meridian attended all meetings of the Committee, and met regularly with the Committee without members of management present. Meridian also reviewed meeting agendas and materials prepared by management. Meridian and members of management assisted the Compensation Committee in its review of proposed compensation packages for our executive officers. For the 2024 performance year, Meridian prepared discussion materials for the compensation of the CEO, which were reviewed in executive session. Meridian also prepared other benchmarking reviews and pay for performance analyses for the Committee. The Company paid no fees to Meridian in 2024 other than fees paid in connection with work performed by Meridian for the Compensation Committee.

Applicable SEC rules require companies to assess whether the work of any compensation consultant who has played any role in determining or recommending the amount or form of executive or director compensation raises any “conflicts of interest.” If so, the company must disclose in its proxy statement the nature of any such conflict of interest and how it is being addressed. The Compensation Committee reviewed the relationships among Meridian and the Company’s directors and executive officers in order to assess whether the work done by Meridian raised any conflicts of interest. The Compensation Committee did not identify any such conflicts of interest in its inquiry of these parties as a part of this assessment. Under its charter, the Compensation Committee also has the authority to retain, approve fees for and terminate advisors, consultants and legal counsel as it deems necessary to assist in the fulfillment of its responsibilities.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is a former or current officer or employee of the Company or is an executive officer of another company where an executive officer of the Company serves as a director.

Nominating and Corporate Governance Committee

The principal function of the Nominating Committee, is to: (i) assist the Board by identifying individuals qualified to become members of the Board, consistent with the criteria approved by the Board, and recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board and (ii) advise the Board and make recommendations regarding appropriate corporate governance practices and oversight of cybersecurity policies and assist the Board in implementing those practices.

The Company is committed to diversity in its leadership and when considering candidates for election to the Board, the Nominating Committee seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of industry knowledge, experience and expertise, experience and familiarity with accounting and finance, astute business judgement, and with a reputation for integrity.

The Nominating Committee reviews its effectiveness in this regard in connection with the annual Board evaluation, recognizes the value of having diverse backgrounds represented, and when determined to be an appropriate time to make changes or add directors to the Board, will give serious consideration to qualified candidates from diverse backgrounds. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions that they can make to the Company.

In identifying prospective director candidates, the Nominating Committee may seek referrals from its members, management, stockholders and other sources. The Nominating Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. Because the Nominating Committee believes that director nominees should be considered on a case-by-case basis on each nominee’s merits, regardless of who recommended the nominee, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by stockholders. The Nominating Committee shall give the same consideration to candidates for director nominees recommended by Company stockholders as those candidates recommended by others.

The members of our Nominating Committee are directors Rebecca Bayless (Chairperson), E. Wayne Nordberg and Brent Arriaga. Each of our current Nominating Committee members is considered to be an “independent director” as defined in the NYSE American Company Guide.

It is intended that, if elected as directors at our 2025 Annual Meeting, each of Rebecca Bayless, E. Wayne Nordberg and Brent Arriaga will continue to serve as members of the Nominating Committee with Ms. Bayless serving as the Chairperson of the Nominating Committee.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of all of our current executive officers. Our executive officers are appointed by our Board and serve until their death, resignation, or removal by our Board.

Name	Age	Position
Bobby Riley(1)	69	Chief Executive Officer and Chairman of the Board of Directors
Philip Riley	50	Chief Financial Officer and Executive Vice President of Strategy
Corey Riley	46	Chief Information Officer and Chief Compliance Officer
John Suter	64	Chief Operating Officer
Jeffrey Gutman	59	Chief Accounting Officer
Beth di Santo(1)	52	General Counsel and Corporate Secretary

(1)	Biographical information for each of Bobby Riley and Beth di Santo is set forth above in “Proposal No. 1: Election of Directors.”

The following provides summary biographical information regarding the experience of our executive officers, except as noted above.

Philip Riley, 50
Chief Financial Officer and Executive Vice President of Strategy
Philip Riley was appointed as Riley Permian’s Chief Financial Officer on September 1, 2021. Previously, he served as the Company’s Executive Vice President of Strategy beginning in March 2021. Mr. Riley also serves in similar officer roles at various Company subsidiaries, as well as on the board of managers of RPC Power LLC, a joint venture and minority investment of the Company. Mr. Riley has more than 25 years of experience across energy and other industries as an executive officer, investor, and strategic advisor. Prior to joining the Company, he served as Managing Director of private capital funds Bluescape Energy Partners (“Bluescape”) beginning in May 2015 and Parallel Resource Partners (“Parallel”) beginning in November 2012, where he formulated investment strategies, sourced investment opportunities, and managed existing investment operations and performance. Mr. Riley has served as a director of 11 companies, including as Bluescape’s designated director for REP LLC. Prior to Bluescape and Parallel, he served as an investment banker at Imperial Capital, Lazard Ltd. and Petrie Parkman where he advised on a variety of domestic and international transactions exceeding $135 billion in value. Mr. Riley earned a Bachelor of Business Administration from the University of Texas at Austin, with majors in the Business Honors Program and Finance.

Corey Riley, 46
Chief Information Officer and Chief Compliance Officer
Corey Riley was appointed Riley Permian’s Executive Vice President - Business Intelligence upon the closing of our merger with REP LLC and was subsequently appointed as our Chief Information Officer and Chief Compliance Officer in April 2024. Previously, he served as Executive Vice President - Business Intelligence of REP LLC in April 2019. Mr. Riley is responsible for the strategies and technologies used by the organization to collect, integrate and analyze business information to support the organization’s strategic decisions. Mr. Riley has a diverse experience in technology, accounting, finance, corporate planning, management and executive leadership. Prior to joining REP LLC, he was the Chief Financial Officer of REG from when it was founded in 2012 through mid-2015 when he was promoted to President and served in that role through 2019. Mr. Riley co-founded REX in 2007, the predecessor to REG and was involved with the company until 2012. Mr. Riley holds a Bachelor’s Degree in Biology from the University of Central Oklahoma and a Master of Business Administration with a focus in Technology from Oklahoma Christian University.

John Suter, 64
Chief Operating Officer
John Suter was appointed as Riley Permian’s Chief Operating Officer in June 2024. Mr. Suter has 38 years of oil and gas experience in various executive management roles. From 2022 to 2024, Mr. Suter served as Chief Operating Officer for the State of Oklahoma. Prior to joining the State, he briefly retired from 2020 to 2022. Prior to that, he served as the Chief Operating Officer and interim Chief Executive Officer of Sandridge Energy from 2016 to 2020. Mr. Suter also has 30 years of experience serving as Vice President of Operations at both Chesapeake and American Energy. Mr. Suter holds a Bachelor of Science Degree in Petroleum Engineering from Texas Tech University and was honored with induction into their Academy of Petroleum Engineers in 2016.

Jeffrey Gutman, 59
Chief Accounting Officer
Jeffrey Gutman was appointed as Riley Permian’s Chief Accounting Officer in June 2024. Mr. Gutman was previously the Executive Vice President and Chief Financial Officer for Riley Exploration - Permian, LLC (“REP”), now a subsidiary of the Company, from 2018 through 2020. Prior to joining REP, he was a Managing Consultant for NXT Advisory and CFO Services from 2017 to 2018, during which time he served as Managing Consultant and Interim Chief Financial Officer for H20 Midstream Partners. Mr. Gutman was the Co-founder, Chief Financial Officer, and member of the board of directors of Sabinal Energy, LLC from 2016 to 2017 and was the Chief Financial Officer of Jefferson Energy Companies from 2015 to 2016. Mr. Gutman holds a Bachelor of Business Administration – Accounting from Oklahoma State University.

EXECUTIVE COMPENSATION

The following Executive Compensation section provides a description of the key elements and features of our executive compensation program, as well as context and rationale for decisions made with respect to the compensation for our “Named Executive Officers” or “NEOs” for the year ended December 31, 2024, as such terms are defined and persons are identified below. Effective December 31, 2024, we determined that we no longer qualify as a “smaller reporting company” within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the SEC’s executive compensation disclosure rules, we are permitted to continue to apply the scaled disclosure requirements in this proxy statement for our 2025 Annual Meeting. During this transitional period, we are required to provide a Summary Compensation Table, an Outstanding Equity Awards at Fiscal Year End Table, Pay Versus Performance Disclosure, as well as limited disclosures regarding executive compensation for our last two completed fiscal years. Further, our reporting obligations during this transitional period extend only to the following “Named Executive Officers” or “NEOs,” which are the individuals who served as principal executive officer and the next two most highly compensated executive officers for the fiscal year ended December 31, 2024.

For purposes of this Proxy Statement, our Named Executive Officers and their titles as of December 31, 2024, are:

Named Executive Officer	Principal Position in 2024
Bobby Riley	Chief Executive Officer and Chairman of the Board of Directors
Philip Riley	Chief Financial Officer and Executive Vice President of Strategy
Corey Riley	Chief Information Officer and Chief Compliance Officer

Key Performance Highlights

Riley Permian had an exceptional year of operational and financial execution in 2024, with performance exceeding internal goals across most categories. Select highlights include the following:

•	Increased total equivalent production by 22% year-over-year.
•	Increased operating cash flow before changes in working capital by 10% year-over-year and increased Total Free Cash Flow[1] by 67% year-over-year.
•	Completed the 2024 New Mexico Asset Acquisition adding 13,900 net acres adjacent to our existing acreage.
•	Began operations at our self-generation power joint venture project and announced a second project for selling power into ERCOT.

Key Executive Compensation Decisions and Program Enhancements

In recognition of the Company’s strong financial and operational performance and advancement of strategic priorities, the Compensation Committee approved the following compensation actions for 2024:

•	Awarded annual incentive bonus payouts to NEOs for 2024 Company performance.

•	Granted a one-time bonus to Bobby Riley in the form of a lump sum cash award to recognize his extraordinary performance and track record of financial and operational success.

1 Total Free Cash Flow is a non-GAAP financial measure. A definition of and reconciliation of Total Free Cash Flow to the nearest GAAP measure is set forth in Annex A.

The Compensation Committee also adopted the following program changes for 2025 to enhance the design of our compensation programs and strengthen the alignment of NEO compensation with stockholders’ interests.

•	Developed a scorecard framework for the 2025 annual incentive bonus program, with 70% of the scorecard tied to quantitative metrics.

•
Introduced performance-based restricted stock awards as an element of the 2025 annual equity awards granted to the NEOs, with a 30% weight. The 2025 performance-based restricted stock awards will be based on our three-year Relative Total Shareholder Return performance.

•	Adopted Stock Ownership Guidelines for executive officers and non-employee directors.

Summary Compensation Table

The following table sets forth the compensation and benefits that were paid to or earned by our Named Executive Officers for the years ended December 31, 2024 and 2023.

Name and Principal Position	Year	Base Salary ($)	Annual Bonus ($)	Equity Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Bobby Riley	2024	$530,000	$2,152,500	$812,858	$46,701	$3,542,059
Chairman of the Board and Chief Executive Officer	2023	$473,486	$670,165	$1,577,173	$43,333	$2,764,157
Philip Riley	2024	$470,000	$895,750	$601,184	$41,908	$2,008,842
Chief Financial Officer and Executive Vice President - Strategy	2023	$399,420	$476,387	$1,307,991	$39,605	$2,223,403
Corey Riley	2024	$421,000	$749,500	$430,448	$41,908	$1,642,856
Chief Information Officer and Chief Compliance Officer	2023	$407,408	$483,452	$1,327,374	$41,823	$2,260,057

(1)
The amounts reported in this column represent the grant date fair value of the equity awards of restricted stock granted, calculated in accordance with FASB ASC Topic 718. The following table provides additional information about these equity awards granted to our Named Executive Officers during the fiscal years presented.

Name	Grant Date	Fiscal Year Recognized	Shares of Stock	Grant Date Fair Value
Bobby Riley	4/11/2024	2024	27,480	$812,858	(a)
	10/9/2023	2023	54,273	$1,577,173	(a)
Philip Riley	4/11/2024	2024	20,324	$601,184	(a)
	10/9/2023	2023	45,010	$1,307,991	(a)
Corey Riley	4/11/2024	2024	14,552	$430,448	(a)
	10/9/2023	2023	45,677	$1,327,374	(a)

(a)	Represents awards of restricted stock, which vest in equal installments over three years, beginning on the first anniversary of the grant date.

(2)
The amounts reported in this column consist of Company matching contributions of eligible salary into the Company's sponsored 401(k) plan, subject to IRS and plan limits, and the portion of insurance benefits that is paid by the Company.

Narrative to Summary Compensation Table

Our executive compensation program is designed to attract and retain highly qualified executives and to motivate them to maximize stockholder return. We strive to achieve a balance between cash and non-cash compensation similar to that of our peers and believe a significant portion of the compensation for each of our Named Executive Officers should be incentive-based to emphasize a pay-for-performance philosophy. Therefore, overall compensation levels and incentive pay levels vary based on the achievement of company-wide performance objectives and individual performance. The Compensation Committee from time to time adjusts and/or replaces objectives and assigns relative weights or rankings to the applicable factors, but also from time to time makes subjective determinations of compensation levels based upon a consideration of all of these factors.

Compensation Program Best Practices

What We Do	What We Do Not Do

✔ Align compensation with overall Company performance and objectives and overall macroeconomic considerations	X Provide guaranteed annual incentive bonus payouts

✔ Award significant portion of NEO compensation as at-risk compensation subject to Company and individual performance	X Provide excessive benefits or perquisites

✔ Use multiple performance metrics to determine annual incentive bonus awards	X Allow hedging of Company stock

✔ Engage an independent compensation consultant that directly advises the Compensation Committee	X Maintain compensation policies or practices that encourage unnecessary or excessive risk taking

✔ Maintain robust stock ownership guidelines for officers and directors

✔ Engage stockholders on officer compensation matters

✔ Maintain a clawback policy

Components of Executive Compensation

The following table provides a general description of the material elements of our compensation program and specific information about its various components.

Component	Payout	Objectives	Criteria to Determine Value

Base Salary	Cash	● Compensate our executive officers for their experience and expertise ● Compete for talent with comparable companies in the oil and gas industry
Base salaries are evaluated and determined annually based on Company and individual results, overall responsibilities of each officer, expertise required in execution of the position and comparable peer company ranges.

Annual Incentive Bonus	Cash
●     Motivate our executive officers to achieve the Company’s short-term business goals and objectives

●     Reward achievement of the  Company’s operational performance metrics aligned with long term business objectives

●     Reward our officers for individual performance that demonstrates the application of targeted competencies

Cash bonus payments are a variable component of the Company’s compensation that are designed to reward employees for achieving critical operational, financial and strategic goals

The Compensation Committee annually evaluates and determines the annual operational performance metrics that align with long term value creation. Subjective job responsibility performance goals of each officer are reviewed to ensure achievement of targeted competencies are rewarded.

Long Term Incentive Plan (“LTIP”)	Annual Equity Awards
●     Motivate achievement of long term goals of the Company

●     Retain and attract key officers who perform over a longer time period

●     Encourage our executive officers to create long term value for the Company’s stockholders

●     Promote pay-for-performance by aligning our executive officers with stockholders through meaningful ownership interests in the Company

LTIP equity awards are determined by the Compensation Committee and the Board based on overall performance of the Company, individual job performance and macro-economic considerations.

Additional criteria include long term retention objectives, alignment with business strategy and stockholder value creation.

Setting Executive Compensation

On behalf of our Board, the Compensation Committee reviews and evaluates all compensation for our executive officers, including our compensation philosophy, policies and plans. The Board has final approval of all compensation decisions made by the Compensation Committee with respect to our senior executive officers, including our Named Executive Officers, unless and to the extent that a certain decision or element of compensation has been fully delegated to the Compensation Committee. Our Chief Executive Officer also typically plays an important role in the executive compensation process, including evaluating the other executive officers and assisting in the development of performance goals. However, our Chief Executive Officer makes no recommendations regarding and does not participate in discussions about his own compensation. The Compensation Committee takes into consideration our Named Executive Officers’ total compensation, including base salary, annual incentives and long term incentives, both cash and equity, when considering market-based adjustments to our Named Executive Officers’ compensation.

Compensation Peer Group Selection

In order to ensure that our executive compensation program remains competitive, the Compensation Committee reviews compensation data for our NEOs as compared to compensation data for similarly situated executives at peer companies selected by the Compensation Committee (the “Compensation Peer Group”). The Compensation Committee uses the Compensation Peer Group to evaluate and determine compensation levels for our NEOs, including base salary levels and targets for our annual incentive bonus and LTIP programs.

Our Compensation Peer Group includes companies that we believe are comparable to Riley Permian based on some or all of the following criteria: enterprise value, market capitalization, revenue, operating cash flow, reserves, production, region and degree of operating control. While some of our compensation peers differ in size for certain metrics, the Compensation Committee believes the combination of criteria make them appropriate peers against which to benchmark our compensation levels and practices. The Committee reviews the Compensation Peer Group annually and determines if changes should be made.

The 12-company Compensation Peer Group used to benchmark 2024 target compensation for our NEOs is presented below.

Compensation Peer Group
Amplify Energy Corp.	Earthstone Energy, Inc.	Ranger Oil Corporation	SilverBow Resources, Inc.
Battalion Oil Corporation	Evolution Petroleum Corp.	Ring Energy, Inc.	Vital Energy, Inc.
Berry Corporation	Northern Oil and Gas, Inc	SandRidge Energy, Inc.	W&T Offshore, Inc.

As of October 6, 2023, when 2024 target compensation was approved, Riley Permian was positioned at the 58th percentile of the Compensation Peer Group for enterprise value, the 44th percentile for market capitalization, and the 36th percentile for total assets (based on assets reported for the most recent quarter).

In 2024, the Compensation Committee approved changes to the Compensation Peer Group to reflect continued industry consolidation and peer company fit relative to the Compensation Peer Group criteria:

•	Removed Battalion Corporation, Earthstone Energy, Northern Oil and Gas and Ranger Oil Corporation
•	Added Granite Ridge Resources, Gulfport Energy Corporation, HighPeak Energy. and Talos Energy

Elements of our Executive Compensation Program

Base Salary

Base salary is the fixed annual compensation the Company pays to each of the Named Executive Officers for carrying out their specific job responsibilities, and reflects their experience and expertise. Base salaries are a meaningful component of the total annual cash compensation paid to the Company’s Named Executive Officers.

The Compensation Committee reviews the base salaries for each Named Executive Officer periodically and has historically made adjustments upon consideration of various factors, including but not limited to: (a) any increase or decrease in the Named Executive Officer’s responsibilities, (b) the Named Executive Officer’s job performance, and (c) the level of compensation paid to senior executives at the Compensation Peer Group companies with whom the Company competes for executive talent, and (d) other factors that it deems relevant.

For 2024, the Compensation Committee reviewed base salary data for similarly situated executives in the Compensation Peer Group. The Committee determined that the 2023 base salary rates for the Named Executive Officers appropriately reflected Riley Permian’s positioning and performance as compared to the Compensation Peer Group and current industry conditions. As a result, no salary adjustments were implemented for 2024.

Below is a summary of base salaries for each NEO as of December 31, 2023, and December 31, 2024. Because these amounts reflect each NEO’s base salary as of the dates indicated, this information may vary from the information provided in the Summary Compensation Table, which reflects actual base salary earnings in 2024, including the effect of salary changes during the year.

Named Executive Officer	Annual Base Salary (As of December 31. 2023)	Annual Base Salary (As of December 31. 2024)	Percentage Increase 2023-2024
Bobby Riley(1)	$530,000	$530,000	— %
Philip Riley	$470,000	$470,000	— %
Corey Riley	$421,000	$421,000	— %

(1)	Bobby Riley's annual base salary increase for 2025 was effective as of January 1, 2025.

Annual Incentive Bonus

The Company’s employment agreements for our Named Executive Officers in effect in 2024 provided for annual incentive bonus targets of 50% of base salary. In the first quarter of each year the Compensation Committee reviews and approves the performance objectives and quantitative goals that are used in the determination of earned annual incentive bonus awards.

Following the completion of the performance year, the Compensation Committee approves the annual incentive bonus awards. The Compensation Committee considers overall Company and individual performance against the performance objectives for the year, the awards historically given to the Named Executive Officers, and input from the Chief Executive Officer.

In developing its recommendations for the annual incentive bonus awards for 2024, the Compensation Committee considered several factors, including performance in the following key areas relative to the Company’s budget:
•	Free cash flow generation
•	Production
•	Operating costs (Lease Operating Expense and General and Administrative Costs)
•	Safety and environmental performance

The Compensation Committee also considered the Company’s continued progress on our key strategic priorities which include disciplined capital investment, infrastructure project investments and returning value to stockholders.

In its discretion, the Compensation Committee approved individual annual incentive bonus awards for 2024 performance in the amounts described below for each Named Executive Officer.

Named Executive Officer	Annual Incentive Bonus Award for 2024 Performance
Bobby Riley	$1,080,000
Philip Riley	$602,000
Corey Riley	$539,000

Effective for 2025, the Company adopted a scorecard framework for the 2025 annual incentive bonus program with objective and quantitative metrics.   Refer to the 2025 Compensation Program Enhancements disclosure below.

One-time cash award for Bobby Riley. In December 2024, the Compensation Committee also approved a lump sum cash award for our Chief Executive Officer, Bobby Riley, to recognize his extraordinary performance and track record of financial and operational success in the amount of $675,000 and after a review of the Company’s Compensation Peer Group CEO compensation. This award was paid to Bobby Riley on December 31, 2024.

Annual Equity Awards

In 2024, NEOs continued to receive time-based restricted stock awards.  The Compensation Committee believes that restricted stock awards effectively align the long-term interests of our NEOs with those of our stockholders by linking the value delivered to our executives to the value of our stock.

The table below summarizes the restricted stock awards granted to each NEO on April 11, 2024.

Named Executive Officer	Restricted Stock Shares
Bobby Riley	27,480
Philip Riley	20,324
Corey Riley	14,552

In 2025, we introduced performance-based restricted stock awards into the annual long-term incentive awards. Refer to the 2025 Compensation Program Enhancements disclosure below.

Grant Practices Regarding Equity

The Compensation Committee approves and grants annual equity awards in the spring each year. In certain circumstances, including the hiring or promotion of an officer, the Compensation Committee may approve grants to be effective at other times. The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards. Instead, the timing of grants is in accordance with the yearly compensation cycle, with awards granted at the start of the new fiscal year to incentivize delivering on the Company's strategic objectives for the new fiscal year. The Company has not timed the disclosure of material nonpublic information to affect the value of compensation. Any coordination between a grant and the release of information that could be expected to affect such grant's value is precluded by the predetermined schedule. We do not currently grant stock options as part of our equity compensation programs. If stock options were to be granted in the future to employees, including executive officers, or non-employee directors, the Company would not grant such options in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common shares. In addition, we generally do not grant stock options (i) during trading blackout periods established under our insider trading policy, or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. These restrictions do not apply to other types of equity awards that do not include an exercise price related to the market price of our common shares on the date of grant.

During fiscal year 2024, (i) none of our NEOs were awarded stock options with an effective grant date during any period beginning four business days before the filing or furnishing of a Form 10-Q, Form 10-K, or Form 8-K that disclosed material nonpublic information, and ending one business day after the filing or furnishing of such reports, and (ii) we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

2025 Compensation Program Enhancements

2025 Annual Incentive Bonus Program.  In March 2025, the Compensation Committee adopted a new scorecard framework for the 2025 Annual Incentive Bonus Program in order to make the determination of awards based primarily on quantitative and objective metrics. Under the new structure, 70% of the total metric weighting is allocated to quantitative metrics.  The remaining 30% of the annual incentive bonus opportunity is based on the achievement of strategic objectives that are critical to the Company’s business plan. The Compensation Committee approved the following performance metrics and weightings for the 2025 program.

Performance Metric	Weight
Upstream Free Cash Flow (1)	17.5%
Oil Production	17.5%
Lease Operating Expenses + General & Administrative Expenses (Non-Stock)	17.5%

Health, Safety & Environmental Performance: (a) Total Recordable Incident Rate (b) Total Fluid Spill Intensity (c) Flare Intensity	17.5%
Strategic Objectives	30.0%

Total	100.0%

(1)	A reconciliation of upstream free cash flow to the nearest GAAP measure is set forth in Annex A

Target performance levels for each performance objective were established by the Compensation Committee in the first quarter of 2025 and set at challenging levels that were both consistent with our long-term goals and intended to incentivize and reward superior performance. In addition, a threshold level of performance is established for each performance objective, and if threshold performance for a performance objective is not achieved, no bonus amount is earned in respect of that performance objective.

2025 Annual Equity Awards. In 2025, we introduced performance-based restricted stock awards to further align our Named Executive Officers with the long-term growth of the company and the interests of our stockholders. Initially, performance-based restricted stock awards represent 30% of total award value and may be earned based on the Company’s achievement of total shareholder return (“TSR”) relative to a TSR performance peer group during the applicable three-year performance period. Payouts for the Named Executive Officers can range from 0% to 200% of target. The Committee will evaluate the role of performance-based restricted stock awards as part of the annual equity awards and may adjust the weighting accordingly.

The remaining 70% of 2025 annual equity awards value is delivered in the form of time-based restricted stock awards which vest ratably over three years.

Other Compensation Matters

Tax and Accounting Considerations

In setting the components of our executive compensation program, our Board and the Compensation Committee consider the impact of the following tax and accounting provisions:

Code Section 162(m). Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallowed a tax deduction by public companies for compensation over $1 million paid individually to covered employees, as defined in the Code. Qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. The Tax Cuts and Jobs Act of 2017 (the “TCJA”) eliminated the qualified performance-based compensation exception to the $1 million annual deduction limit and made certain other changes that expand the pool of covered employees, in each case for tax years beginning on or after January 1, 2018. Tax deductibility is only one factor considered by the Committee in making compensation decisions that are in the best interest of the Company and our stockholders.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation” (“ASC Topic 718”). ASC Topic 718 requires a public company to measure the cost of employee services received in exchange for an award of equity based on the grant date fair value of the award. Our equity awards to our Named Executive Officers (and to our other employees) are structured to maintain the appropriate accounting treatment.

Code Section 409A. Section 409A of the Code provides that deferrals of compensation under a nonqualified deferred compensation plan or arrangement are to be included in an individual’s current gross income to the extent that such deferrals are not subject to a substantial risk of forfeiture and have not previously been included in the individual’s gross income, unless certain requirements are met. We structure our equity compensation plans and agreements, change of control agreements, severance plans and agreements and other incentive plans and agreements, each to the extent they are subject to Section 409A, to be in compliance with Section 409A. We do not currently grant any discounted stock appreciation rights (“SARs”) to which Section 409A may apply.

Code Sections 280G and 4999. The change of control agreements in effect for our executive officers provide that, upon a change of control, we will either (i) reduce the amount of severance benefits otherwise payable to the executive officer so that such severance benefits will not be subject to excise tax for purposes of Code Sections 280G and 4999 or (ii) pay the full amount of severance benefits to the executive officer (but with no tax “gross-up”), whichever produces the better after-tax result for the executive officer (often referred to as the “best-of-net” approach).
Policies Regarding Stock Transactions

Insider Trading Policy

Under the Company’s Insider Trading Policy, directors, officers, employees, and their family members are prohibited from trading in the Company’s stock when in possession of material, non-public information about the Company. In addition to our Insider Trading Policy, all transactions involving the Company’s stock must comply with the Company’s Code of Business Conduct and Ethics and applicable law, including the public reporting provisions of Section 16 of the Exchange Act.

Clawback Policy

Effective as of December 1, 2023, the Company adopted a Clawback Policy in accordance with Rule 10D-1, NYSE American adopted Section 811 of the Company Guide (referred to herein as the “Rule 10D-1 Clawback Policy”). The Rule 10D-1 Clawback Policy provides that, in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, the Company will recover (on a pre-tax basis) the amount of incentive-based compensation received by its current and former executive officers in excess of the amount of incentive-based compensation that would have been received had it been determined based on the restated amount, subject to limited exceptions.

Anti-Hedging Policy Statement

The Company’s Insider Trading Policy also prohibits executive officers, directors and other employees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to, or have the effect of, hedging or offsetting any decrease in the market value of the Company’s securities.

Pledging of Shares

The Company does not have a policy prohibiting our executive officers and directors from pledging fully vested shares granted under the Company’s long term incentive plan adopted in 2021 and amended and restated in 2023 as collateral for personal loans. The Company’s policy to provide the ability of our executive officers and directors to pledge their shares is inherently related to the Company’s compensation structure, which includes equity awards under our LTIP as a significant component of total compensation. We believe equity awards are an important tool to promote long term retention of our executive officers. Moreover, providing these individuals flexibility in financial planning without having to rely on the sale of their shares aligns their interests with those of our stockholders by increasing compensation as stockholder value increases.

In order to mitigate the risk of possible forced sales of pledged shares, the LTIP prohibits the pledging of any shares of restricted stock granted to our directors and executive officers. We believe that this restriction is an effective means to limit the maximum aggregate loan amount collateralized by such pledged stock. We have confirmed that each of our directors and executive officers who have pledged stock are and have been compliant with this policy since our last confirmation.

See “Security Ownership of Certain Beneficial Owners and Management” below for information regarding any shares pledged by our directors or executive officers as of April 9, 2025 however, such pledging does not indicate the extent to which there may be actual borrowings against such shares as of such date.

Stock Ownership Guidelines

In April 2025, based on recommendations from the Compensation Committee in consultation with Meridian, our Board approved stock ownership guidelines for our executive officers and non-employee directors who receive an annual cash retainer. We believe the stock ownership guidelines further align the interests of our executive officers and non-employee directors with the interests of our stockholders with respect to the Company’s long-term growth and success. The specified stock ownership levels are based on a multiple of base salary or annual cash retainer (as the case may be), as shown in the table below. After becoming subject to the stock ownership guidelines, the executive officers or non-employee directors have five years to come into compliance with the stock ownership guidelines. Until an executive officers or non-employee director meets these guidelines, he or she is expected to retain at least fifty-percent (50%) of the net shares awarded to him or her under the LTIP. Once the guidelines are met, restrictions on the sale of shares of our Common Stock received upon the vesting of equity awards are limited to normal trading restrictions for insiders and Company policies.

The following holdings count towards compliance with our stock ownership guidelines:

•	Shares acquired via open market purchase or held outright
•	Vested and unvested restricted stock and restricted stock units
•	Shares held under qualified benefit plans or non-qualified deferred compensation plans

Position	Required Stock Ownership Level (Multiple of Base Salary or Annual Cash Retainer)

Chief Executive Officer	5x

Other Executive Officers	3x

Non-Employee Directors	5x

Employment, Severance or Change in Control Agreements

Each of the Named Executive Officers are party to an amended and restated employment agreement with the Company, effective as of April 8, 2025, which supersede the prior employment agreements between the Company and each of the Named Executive Officers.

The following description is intended as a summary of the employment agreements. The initial term of the employment agreements is three years, each with automatic annual renewals thereafter. Each of these employment agreements sets forth the initial terms and conditions of employment of each Named Executive Officer, including base salary, annual cash bonus opportunity, annual equity award opportunity, standard employee benefit plan participation, severance and change in control benefits. Each employment agreement also includes certain restrictive covenants that (i) will subject the executives to any “clawback” or similar policy hereafter adopted by the Company to comply with applicable law, including the Rule 10D-1 Clawback Policy (as defined below), (ii) prohibit  the executives from disclosing information that is confidential to the Company and (iii) prohibit the executives in certain circumstances from competing with our Company or soliciting any employees of our Company for a specified period following termination of their employment.

The employment agreements also provide each of our Named Executive Officers severance compensation in connection with certain triggering events relating to a change of control of our Company and/or termination of employment. We believe these arrangements mitigate a potential disincentive for our Named Executive Officers when they are evaluating a potential acquisition of the Company, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of our Named Executive Officers through the conclusion of the transaction, and to ensure a smooth management transition. We believe that the level of benefits provided under these agreements is reasonable relative to market practice and helps us to attract and retain key talent. Change of control cash payments and benefits for our Named Executive Officers are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid). We have provided more information about these benefits below under “Potential Payments upon Termination or Change in Control.”

Equity-Based Long Term Incentive Compensation

Our employees, including our Named Executive Officers, as well as directors and consultants, are eligible to participate in the LTIP. The equity awards granted under the LTIP are intended to act as a long term retention tool and align employee and stockholder interests by increasing compensation as stockholder value increases.

Restricted stock awards under this program represent awards of actual shares of our Common Stock that generally provide for vesting in three equal installments over three years following the grant date, contingent upon continued employment.

Certain time-based restricted stock awards granted to the applicable Named Executive Officers were still outstanding at the end of 2024, therefore they are reflected in the Outstanding Equity Awards at Year End 2024 table below.

Outstanding Equity Awards at Year End 2024

The following table shows the equity awards outstanding for each of the NEOs as of December 31, 2024:

Name	Number of shares of restricted stock that have not vested (1)	Market value of shares of restricted stock that have not vested (2)

Bobby Riley	85,315	$2,723,255

Philip Riley	65,294	$2,084,184

Corey Riley	60,189	$1,921,233

(1)	Restricted stock vests ratably over a three-year term from initial grant date.

(2)	The value of the unvested restricted stock is shown assuming a market value of $31.92, the closing market price of a share of common stock on December 31, 2024.

Potential Payments upon Termination or Change in Control

Change in Control and Severance Provisions

We have entered into employment agreements with each of our Named Executive Officers that contain change in control and severance provisions entitling those individuals to certain payments under specified circumstances. In connection with a change in control (or within six months after a change in control), pursuant to the award agreement, all outstanding unvested equity awards held by the executive will automatically vest and the employment agreements contain change in control provisions whereby, if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (in each case, as defined in his employment agreement) the executive will be entitled to receive a cash payment equal to (i) 200% of the executive’s base salary then in effect, (ii) 200% of the executive’s annual incentive bonus received for the preceding year, and (iii) six  months of COBRA premiums to continue his existing group health and dental coverage.

These agreements also provide that absent a change in control, if his employment is terminated by the Company without cause or by him for good reason each executive would be entitled to certain vesting acceleration rights, plus a cash payment equal to (i) 100% of the executive’s base salary then in effect, (ii) 100% of the executive’s annual incentive bonus received for the preceding year, and (iii) six months of COBRA premiums to continue his existing group health and dental coverage.  The foregoing notwithstanding, in such an event, the cash payment to Bobby Riley would be 200% of his base salary then in effect plus 200% of the annual incentive bonus he received for the preceding year.  These agreements further contain parachute payment limitations whereby payments payable to an executive may be reduced if doing so would put the executive in a more advantageous after-tax provision than if payments were not reduced and the executive became subject to excise taxes under Section 4999 of the Code.

Equity Award Agreements

The award agreements governing the Named Executive Officers’ equity awards also contain provisions that would govern accelerated vesting in connection with a change in control, in which case 100% of time-based restricted stock awards would vest upon a change in control. The time-based restricted stock grant agreements also provide for the accelerated vesting of a certain number of shares of restricted stock in the event of a termination of employment without cause, for good reason or due to death or disability (as such terms are defined in an applicable award agreement with the participant).

Estimated Payments to Named Executive Officers

The compensation amounts included in the table below are estimates of the amounts that would have become payable to each Named Executive Officer under the various triggering events described in the foregoing provisions, assuming in each case that the applicable event (whether a change-in-control and/or a termination of employment) occurred on the last business day of 2024.

Name	Base Salary ($)	Annual Bonus ($) (1)	Stock Award ($) (2)	All Other Compensation ($) (3)	Total ($)

Bobby Riley
Termination without Cause / Resignation for Good Reason	$1,060,000	$1,590,000	$2,723,255	$18,730	$5,391,985
Termination with Cause / Resignation without Good Reason	$-	$-	$-	$-	$-
Change in Control without Termination	$-	$-	$2,723,255	$-	$2,723,255
Change in Control with Qualifying Termination (4)	$1,060,000	$1,590,000	$2,723,255	$18,730	$5,391,985
Death or Disability	$-	$-	$2,723,255	$-	$2,723,255

Philip Riley
Termination without Cause / Resignation for Good Reason	$470,000	$587,500	$2,084,184	$13,468	$3,155,153
Termination with Cause / Resignation without Good Reason	$-	$-	$-	$-	$-
Change in Control without Termination	$-	$-	$2,084,184	$-	$2,084,184
Change in Control with Qualifying Termination (4)	$940,000	$1,175,000	$2,084,184	$13,468	$4,212,653
Death or Disability	$-	$-	$2,084,184	$-	$2,084,184

Corey Riley
Termination without Cause / Resignation for Good Reason	$421,000	$421,000	$1,921,233	$13,468	$2,776,701
Termination with Cause / Resignation without Good Reason	$-	$-	$-	$-	$-
Change in Control without Termination	$-	$-	$1,921,233	$-	$1,921,233
Change in Control with Qualifying Termination (4)	$842,000	$842,000	$1,921,233	$13,468	$3,618,701
Death or Disability	$-	$-	$1,921,233	$-	$1,921,233

(1)	Bonus amount due is based on the 2024 annual incentive bonus payment made to the Named Executive Officer.

(2)
All unvested equity awards at the time of the qualifying event would immediately vest. The value of the unvested restricted stock is shown assuming a market value of $31.92, the closing market price of a share of Common Stock on December 31, 2024.

(3)	Employee is entitled to receive six months of COBRA insurance premiums.

(4)	Includes termination without cause or resignation for good reason in the six months prior to or the 24 months following a change in control.

Pay Versus Performance

The following tables and related disclosures provide information for fiscal years 2022, 2023, and 2024 about (i) the “total compensation” of our principal executive officer (“PEO”), and our other Named Executive Officers (the “Non-PEO Named Executive Officers”) as presented in the Summary Compensation Table above, (ii) the “compensation actually paid” or “CAP” to our PEO and our Non-PEO Named Executive Officers, as calculated pursuant to the SEC’s pay-versus-performance rules, (iii) certain financial performance measures, and (iv) the relationship of the “compensation actually paid” to those financial performance measures.

This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act, and does not necessarily reflect value actually realized by the executives or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance.

Fiscal Year	Summary Compensation Table total for PEO (1)	Compensation Actually paid to PEO (1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation actually paid to Non- PEO NEOs (2)(3)	Value of initial fixed $100 investment based on Total Shareholder Return (4)
2024	$3,542,059	$3,858,072	$1,825,849	$2,064,289	$190.68
2023	$2,764,157	$2,669,699	$2,227,744	$1,561,830	$153.98
2022	$1,957,418	$3,524,046	$1,494,459	$2,413,496	$160.15

(1)	The PEO is Bobby Riley, the Company's Chief Executive Officer.

(2)

Non-PEO Named Executive Officers for fiscal year 2024 consisted of Philip Riley and Corey Riley, Non-PEO Named Executive Officers for fiscal year 2023 consisted of Kevin Riley and Philip Riley. Non-PEO Named Executive Officers for 2022 consisted of Kevin Riley, Philip Riley and Corey Riley.

(3)

The amounts shown in the Compensation Actually Paid columns have been calculated in accordance with Item 402(v) of Regulation S-K under the Exchange Act, and do not reflect compensation actually realized or received by the PEOs or the Non-PEO Named Executive Officers, but rather reflect the inclusions or exclusions from the amounts shown in the Summary Compensation Table reflected below:

	PEO			Average of the Non-PEO NEOs
	2024	2023	2022	2024	2023	2022

Summary Compensation Table Total	$3,542,059	$2,764,157	$1,957,418	$1,825,849	$2,227,744	$1,494,459
Deduction for Amounts Reported under the Stock Awards Column in the SCT	$(812,858)	$(1,577,173)	$(1,058,848)	$(515,816)	$(1,316,767)	$(738,662)
Deduction for Amounts Reported under the Option Awards Column in the SCT	$-	$-	$-	$-	$-	$-
Increase for Fair Value of Awards Granted during year that Remain Unvested at Period End	$877,162	$1,478,397	$1,911,773	$556,621	$961,899	$1,333,670
Increase for Fair Value of Awards Granted during year that Vest during period	$-	$-	$-	$-	$-	$-
Increase/deduction for changes in fair value from prior year-end to current year-end of awards grants prior to year that were outstanding and unvested as of year-end	$270,668	$(122,804)	$546,890	$212,021	$(85,569)	$269,802
Increase/deduction for changes in fair value from prior year-end to vesting date of awards grants prior to year that vested during year	$(18,959)	$127,122	$166,813	$(14,386)	$68,823	$54,227
Deduction of Fair Value of Awards Granted prior to year that were forfeited during year	$-	$-	$-	$-	$(294,300)	$-
Increase based upon incremental fair value of awards modified during year	$-	$-	$-	$-	$-	$-
increase based on dividends or other earnings paid during year prior to vesting date of award	$-	$-	$-	$-	$-	$-
Compensation Actually Paid	$3,858,072	$2,669,699	$3,524,046	$2,064,289	$1,561,830	$2,413,496

(4)

Total Shareholder Return illustrates the value, as of the last day of each period indicated of a $100 investment in the common stock of the Company as of December 31, 2021, assuming reinvestment of all dividends.

Relationship Between CAP and Total Shareholder Return

Total Shareholder Return nearly doubled from the beginning of the measurement period through year-end of 2024. The CAP for the PEO and for the average of the Non-PEO Named Executive Officers fluctuated from 2022 through 2024, with the 2023 CAP lower than both the 2024 CAP and 2022 CAP.

Relationship Between CAP and Net Income
Net income for the Company decreased from 2022 through 2024. Over the same period, the CAP for the PEO and for the average of the Non-PEO Named Executive Officers fluctuated from 2022 through 2024, with the 2023 CAP lower than both the 2024 CAP and 2022 CAP. While CAP fluctuated in line with stock price performance, net income declined significantly in 2024, primarily due to non-cash impairment charges. Excluding the impairments, net income would have exceeded levels reported in prior years. In addition to Net Income, the Committee considers a mix of performance measures throughout its annual and long-term incentive programs to align executive pay with Company performance.

Director Compensation Table

The table below summarizes the total compensation for each of the non-employee directors for the year ended December 31, 2024.
Director	Board Fees ($) (1)	Stock Award ($) (2)		Total ($)

Brent Arriaga	$120,000	$183,759	(5)	$303,759
Rebecca Bayless	$120,000	$183,759	(5)	$303,759
Bryan H. Lawrence (3)	$-	$-		$-
E. Wayne Nordberg	$120,000	$183,759	(5)	$303,759
Beth di Santo (4)	$-	$-		$-

(1)	Reflects the amount of the annual cash retainer which were paid in cash during the year ended December 31, 2024.

(2)	The amounts reported in this column represent the grant date fair value of the equity awards of restricted stock granted, calculated in accordance with FASB ASC Topic 718.

(3)	Mr. Lawrence has elected not to receive compensation for his service as a director.

(4)
Ms. di Santo has elected not to receive compensation for her service as a director. Payments to Ms. di Santo for legal services provided to the Company pursuant to an engagement letter with di Santo Law PLLC are set forth under the heading “Related Party Transactions” below.

(5)	The restricted stock awards have a one-year vesting period, with vesting to occur in June 2025.

Director Annual Cash Retainer and Equity Compensation

Pursuant to our standard non-employee director compensation agreements (each an “Independent Director Agreement”) in effect in 2024 through the 2025 Annual Meeting, Messrs. Arriaga and Nordberg and Ms. Bayless, each a non-employee director, were entitled annually to a $120,000 cash retainer and up to $200,000 in restricted stock, subject to a one-year vesting period, adjusted for partial periods of service. Ms. di Santo and Mr. Lawrence, our other non-employee directors, are not compensated for their service on our Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures
The Company has adopted policies and procedures for the review, approval, and ratification of “related person” transactions as defined under SEC Rules and regulations. Our Audit Committee Charter requires management to inform the Audit Committee of all related person transactions as defined under Item 404 of Regulation S-K. Examples of the type of transactions the Audit Committee reviews include payments made by the Company directly to a related person (other than in his or her capacity as a director or employee), or to an entity in which the related person serves as an officer, director, employee or owner, and any other transaction where a potential conflict of interest exists. In order to identify any such transactions, among other measures, the Company requires its directors and officers to complete questionnaires identifying transactions with any company in which the officer or director or their family members may have an interest. In addition, our code of ethics requires that the Board or its authorized committee review and approve or ratify any related person transaction.

Although our management believes that the terms of the related party transactions described below are reasonable, it is possible that we could have negotiated more favorable terms for such transactions with unrelated third parties.

Related Party Transactions

Registration Rights Agreement

In October 2020, REP LLC entered into a second amended and restated registration rights agreement (the “Registration Rights Agreement”) with REG, Yorktown Energy Partners XI, L.P., Boomer Petroleum, LLC, Bluescape Riley Exploration Holdings LLC, Bluescape Riley Exploration Acquisition LLC, Bobby Riley, Kevin Riley and Corey Riley. The Registration Rights Agreement provided for customary rights for these parties to demand that REP LLC (or certain successors by merger, which includes Riley Permian) file a resale shelf registration statement and certain piggyback rights with respect to registrable securities held by such parties (which registrable securities included the Riley Permian Common Stock received in the merger with REP LLC).

On May 10, 2024, the Company filed a registration statement on Form S-3, covering the offering for resale from time to time of up to 12,037,813 shares of our Common Stock owned by the selling stockholders named therein. Subject to certain limitations in the Registration Rights Agreement, parties to the agreement holding more than 15% of the then-currently registrable securities under the agreement could have required Riley Permian to participate in a firm underwritten resale of the securities, provided that Riley Permian will not be obligated to participate in more than two such underwritten resales per year.

Subject to certain exceptions, if at any time Riley Permian proposed to register an offering of equity securities or conduct an underwritten offering, whether or not for its own account, then Riley Permian was required to notify the equity holders party to the Registration Rights Agreement of such proposal to allow them to include a specified number of their registrable securities in that registration statement or underwritten offering, as applicable. These registration rights were subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and Riley Permian’s right to suspend use of a prospectus under a registration statement under certain circumstances, including if Riley Permian was pursuing a bona fide material acquisition, merger, reorganization, disposition or other similar transaction and Riley Permian’s Board determined in good faith that Riley Permian’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the registration statement (and such disclosure is then-required therein by applicable law, rule or regulation to permit offers and sales thereunder), Riley Permian had experienced some other material nonpublic event the disclosure of which in the registration statement at such time, in the good faith judgment of Riley Permian’s Board, would materially and adversely affect Riley Permian (and such disclosure therein is then-required by applicable law, rule or regulation to permit offers and sales thereunder), or Riley Permian’s Board shall have determined in good faith, upon the advice of counsel, that it is required by law, rule or regulation to file a post-effective amendment to such registration statement to reflect certain updated information of the type described in the Registration Rights Agreement. The Registration Rights Agreement provided certain time limitations on how long such delays may be implemented. Riley Permian was generally to pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. Effective February 26, 2025 (the fourth anniversary of the Company’s merger with REP LLC), the shares held by the parties to the Registration Rights Agreement ceased to be registrable securities for purposes of the Registration Rights Agreement.

Contribution and Participation Agreement

In May 2019, Polaris E&P, LLC (“Polaris”), a wholly-owned subsidiary of REG, and Oakspring Energy Holdings, LLC, a portfolio company of Yorktown Partners (“Oakspring”), each contributed certain assets and liabilities, including without limitation, working capital, working interests in certain oil and natural gas properties and related assets in Bastrop, Fayette and Lee Counties, Texas (referred to as the Viking Project), working interests in certain oil and natural gas properties and related assets in Yoakum, Gaines and Andrews Counties, Texas and Lea County, New Mexico (referred to as the Kachina Project), and working interests in Winkler County (referred to as the Keystone Project), to newly-formed Combo Resources, LLC (“Combo”), in exchange for membership interests in Combo. The contribution transaction is effective as of April 1, 2019.

Simultaneously with the contribution transaction, Combo entered into a management services agreement with Riley Permian Operating Company, LLC (“RPOC”), a wholly-owned subsidiary of the Company. Pursuant to the management services agreement, as amended, RPOC provided certain administrative services to Combo in exchange for payment equal to $100,000. Effective as of January 31, 2024, the management services agreement was terminated.

Pursuant to a participation agreement, certain oil and natural gas properties were developed by Riley and Combo who currently jointly own interests in 6 established units in Lee and Fayette Counties, Texas. Effective January 31, 2024, the participation agreement was terminated and Riley will no longer have the right to acquire interest in Combo’s leases or earn an interest in the future units formed within defined areas. Riley may participate in any wells or units to the extent Riley owns an interest in oil, gas or minerals attributable to such new well or unit. Further, Riley can continue to participate in wells drilled within each of the established units. RPOC continues to serve as contract operator for the 6 established units in accordance with a standard joint operating agreement.

Contract Services

RPOC provided certain administrative and operational services to Riley Exploration Group, LLC (“REG”) pursuant to a contract services agreement in exchange for a monthly fee of $100,000 through January 2024 and $60,000 through April 2024, and reimbursement of all third party expenses until the contract services agreement was terminated effective May 31, 2024. The $60,000 fee was waived for the month of May 2024.

Combo and REG are portfolio companies of Yorktown Energy Partners XI, L.P. (“Yorktown XI”), certain managed funds of which have investments in the Company (all deemed to be related parties).

Separation Agreement

Effective as of December 31, 2023, Kevin Riley, the Company’s President, resigned as President of the Company and from all positions he held with the Company’s subsidiaries and joint ventures. In connection with Kevin Riley’s resignation, the Company and Kevin Riley entered into a Separation and Release Agreement (the “Separation Agreement”), which provided for, among other things, compensation and benefits to Kevin Riley as follows: (i) separation pay in an aggregate amount equal to $445,000 paid in twelve monthly installments in 2024; (ii) up to twelve months of Company-funded COBRA coverage, not to exceed $1,943 per month; (iii) retention of and continued vesting of 64,887 unvested shares of restricted stock in accordance with the vesting schedule for such awards pursuant to the LTIP and the related award agreements pursuant to which such restricted stock was awarded, with 20,000 shares of restricted stock being forfeited as of the date of his resignation; and (iv) an advisory services fee of $37,083 in exchange for services Kevin Riley performed on an independent contractor basis in transitioning his duties to other Company personnel between January 1, 2024 and January 31, 2024

Other Affiliate Matters

Our director, Beth A. di Santo has served in the past and continues to serve as General Counsel for the Company pursuant an engagement letter with di Santo Law PLLC, a law firm owned by Ms. di Santo. Legal fees paid by the Company to di Santo Law, PLLC during the Company’s year ended December 31, 2024 were $1.4 million.

In February 2021, the Company and di Santo Law PLLC entered into an annual engagement letter that provides a monthly fixed fee in exchange for Ms. di Santo serving as General Counsel, as well as other legal services billed at hourly rates for certain corporate transactions. The engagement letter is subject to annual review and approval by the Board or the Compensation Committee.

On April 11, 2025, the Compensation Committee approved a renewal of the engagement letter with di Santo Law, PLLC that provides for a monthly cash payment of $60,000 and a one-time grant of $450,000 in restricted stock, subject to a one-year vesting period from January 1, 2025 (of which $350,000 worth of shares of restricted stock will be awarded to Ms. di Santo).

Familial Relationships

There is a family relationship between Bobby Riley, the Company’s Chief Executive Officer and the Company’s Chief Information Officer and Chief Compliance Officer, Corey Riley, as father and son. There is no family relationship between Philip Riley and Bobby Riley or Corey Riley. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

Involvement in Certain Legal Proceedings

To the knowledge of management, no present director, executive officer or affiliate of the Company or owner of record or beneficially of more than 5% of the Company’s Common Stock is a party adverse to the Company or has a material interest adverse to the Company in any proceeding.

To the knowledge of management, during the past ten years, no director, executive officer or person nominated to become a director or an executive officer of the Company has been a party adverse to the Company or had a material interest adverse to the Company in any proceeding.

Except as set forth above, there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which any other director has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K, nor are there legal proceedings in which any director, director nominee or executive officer have been involved in the last ten years for which disclosure is required under Item 401(f) of Regulation S-K. None of the directors were appointed as pursuant to any arrangement or understanding with any other person.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF BDO USA, P.C.

With authority granted by our Board, the Audit Committee has appointed BDO USA, P.C. as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2025. BDO USA, P.C. has served as the Company’s independent registered public accounting firm since April 2019 and as REP LLC’s independent registered public accounting firm since 2016. Although stockholder ratification of the selection of BDO USA, P.C. is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. If the selection is not ratified, the Audit Committee may continue to retain BDO USA, P.C. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our stockholders and us.

Representatives from BDO USA, P.C. are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees associated with audit and other professional services provided to us by BDO USA, P.C. for the years ended December 31, 2024 and 2023.

	Fiscal Year 2024	Fiscal Year 2023
Audit Fee (1)	$872,622	$901,462
Audit Related Fees (2)	$-	$293,530
Tax Fees	$-	$-
Other Fees	$-	$-
Total	$872,622	$1,194,992

(1)
Audit fees are for audit services, including the integrated audit of our consolidated financial statements and internal control over financial reporting for 2024 and 2023, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits, and accounting consultations.

(2)
Audit related fees represent fees associated with an acquired business audit required pursuant to Regulation S-X, Rule 3-05. There are no other fees for services rendered to us by BDO USA, P.C. BDO USA, P.C. did not provide to us any financial information systems design or implementation services during the fiscal years ended December 31, 2024 and 2023.

All of the fiscal year 2024 and 2023 services described above were approved by the Audit Committee pursuant to the SEC rule that requires Audit Committee pre-approval of audit and non-audit services provided by the Company’s independent auditors. The Audit Committee considered whether the provisions of such services, including non-audit services, by BDO USA, P.C. were compatible with maintaining its independence and concluded they were.

Vote Required and Board Recommendation

The ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2025 requires the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on this proposal.  Abstentions will have the same effect as a vote against this proposal. The Company believes NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected.

✓	Our Board unanimously recommends that you vote “FOR” the ratification of BDO USA, P.C. as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2024 with management, our internal auditors, and BDO USA, P.C., the Company’s independent registered public accounting firm (“BDO”). In addition, the Audit Committee has discussed with BDO the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees (“AS 1301”).  The Sarbanes-Oxley Act of 2002 (“SOX”) requires certifications by the Company’s chief executive officer and chief financial officer in certain of the Company’s filings with the Securities and Exchange Commission (“SEC”).  The Audit Committee discussed the review of the Company’s reporting and internal controls undertaken in connection with these certifications with the Company’s management and BDO.  The Audit Committee also reviewed and discussed with the Company’s management their report on internal control over financial reporting in accordance with Section 404 of SOX. The Audit Committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of SOX and rules adopted or proposed to be adopted by the SEC and the NYSE American.

The Audit Committee also has received the written communications from BDO regarding the auditor’s independence pursuant to the applicable requirements of the PCAOB Ethics and Independence Rule 3526, and it has reviewed, evaluated and discussed the written disclosures with BDO and its independence from the Company.  The Audit Committee also has discussed with the Company’s management and BDO such other matters and received such assurances from them as it deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Company’s audited financial statements for the year ended December 31, 2024 in the Company’s Annual Report on Form 10-K for such year filed with the SEC.

THE AUDIT COMMITTEE,

Brent Arriaga (Chairperson)
E. Wayne Nordberg
Rebecca L. Bayless

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, this Proposal 3 affords stockholders the opportunity to cast an advisory vote on the frequency of the Company’s inclusion of future non-binding advisory votes on compensation paid by the Company to its Named Executive Officers (“Say on Pay”) proposals in our proxy materials for future annual stockholder meetings or any special stockholder meeting for which we must include executive compensation information in the proxy statement for that meeting.

Under this Proposal 3, stockholders will be able to specify one of four choices for this proposal on the proxy card or voting instruction: “Every Year,” “Every Two Years,” “Every Three Years” or “Abstain.”

The Board of Directors believes that an “Every Year” advisory vote by the stockholders on executive compensation is the most appropriate policy for the Company and recommends that stockholders vote for future Say on Pay votes to occur “Every Year”. The Board believes holding a non-binding advisory vote on executive officer compensation annually enables stockholders to timely express their views on the Company’s executive compensation program and provides the Board and the Compensation Committee with current guidance on stockholder sentiment.

Stockholders are not voting to approve or disapprove the Board of Director's recommendation. As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by stockholders and will consider the outcome of the vote when making a decision regarding the frequency of conducting a Say on Pay vote. Notwithstanding the Board’s recommendation or the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to named executive officer compensation.

Vote Required and Board Recommendation

The approval by a non-binding vote of the frequency of future advisory votes to approve the compensation of Named Executive Officers requires the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on this proposal.  Abstentions will have the same effect as a vote against this proposal. Broker non-votes have no effect on the outcome of the vote.  If no frequency receives the foregoing vote, then the Company will consider the option that receives the highest number of votes cast to be the frequency recommended by shareholders.

Our Board unanimously recommends that you vote “Every Year” for the frequency of future advisory votes to approve the compensation of Named Executive Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our 5% Stockholders

To the Company’s knowledge based on publicly available information, the following table sets forth information as of April 9, 2025 regarding the beneficial ownership of Common Stock by each person known to us to own beneficially more than 5% of the outstanding Common Stock, each director, each director nominee, our Named Executive Officers, and our directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock over which the stockholder has sole or shared voting or investment power. It also includes (unless footnoted) shares of Common Stock that the stockholder has a right to acquire within 60 days after April 9, 2025 through the exercise of any option or other right. The percentage ownership of the outstanding Common Stock, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has exercised options or any other right to acquire shares of our Common Stock.

	Shares Beneficially Owned (1)
	Number	%(2)
5% Stockholders
Riley Exploration Group, LLC (3)	1,965,219	8.9%
Yorktown Energy Partners VIII, LP (4)	287,627	1.3%
Yorktown Energy Partners X, LP (5)	390,860	1.8%
Yorktown Energy Partners XI, LP (6)	1,784,113	8.1%
Bluescape Riley Exploration Holdings LLC (7)	4,521,767	20.5%
2624063 Alberta Ltd. (8)	2,206,921	10.0%

Directors and Executive Officers
Bobby Riley (9)	439,636	2.0%
Philip Riley (10)	188,172	0.9%
Corey Riley (11)	183,700	0.8%
Other Executive Officers (12)	121,587	0.6%
Bryan H. Lawrence	11,439	0.1%
Brent Arriaga	15,527	0.1%
Rebecca L. Bayless	17,077	0.1%
E. Wayne Nordberg	17,027	0.1%
Beth di Santo	33,500	0.2%
All Directors and Executive Officers as a Group (13)	1,027,665	4.7%

*	Less than 1%

(1)
The amounts and percentages of Common Stock beneficially owned are reported on the bases and regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security.

(2)	% is based on 22,003,751 shares of outstanding Common Stock, which includes 935,627 shares of unvested restricted stock

(3)
Pursuant to the Form 4 filed by Bryan H. Lawrence on December 5, 2024. Certain investment funds managed by Yorktown Partners LLC control Riley Exploration Group, LLC. The address of Riley Exploration Group, LLC is 109 N. Main St., #100, La Grange, Texas 78945.

(4)
Pursuant to the Form 4 filed by Bryan H. Lawrence on December 5, 2024. Yorktown VIII Associates LLC is the sole general partner of Yorktown VIII Company LP, the sole general partner of Yorktown Energy Partners VIII, L.P. The managers of Yorktown VIII Associates LLC, who act by majority approval, are Bryan H. Lawrence, one of the Company’s directors, W. Howard Keenan, Jr., Peter A. Leidel, Tomás R. LaCosta and Robert A. Signorino. As a result, Yorktown VIII Associates LLC may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the Company Common Stock owned by Yorktown Energy Partners VIII, L.P. Yorktown VIII Associates LLC and Yorktown VIII Company LP disclaim beneficial ownership of the Company Common Stock held by Yorktown Energy Partners VIII, L.P. in excess of their pecuniary interests therein. The managers of Yorktown VIII Associates LLC disclaim beneficial ownership of the Company Common Stock owned by Yorktown Energy Partners VIII, L.P. The address of such Yorktown entities is 410 Park Avenue, 20th Floor, New York, New York 10022.

(5)
Pursuant to the Form 4 filed by Bryan H. Lawrence on December 5, 2024. Yorktown X Company LP is the sole general partner of Yorktown Energy Partners X, L.P. Yorktown X Associates LLC is the sole general partner of Yorktown X Company LP. The managers of Yorktown X Associates LLC, who act by majority approval, are Bryan H. Lawrence, one of the Company’s directors, W. Howard Keenan, Jr., Peter A. Leidel, Tomás R. LaCosta, Robert A. Signorino and Bryan R. Lawrence. As a result, Yorktown X Associates LLC may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the Company Common Stock owned by Yorktown Energy Partners X, L.P. Yorktown XI Company LP and Yorktown X Associates LLC disclaim beneficial ownership of the Company Common Stock held by Yorktown Energy Partners X, L.P. in excess of their pecuniary interest therein. The managers of Yorktown X Associates LLC disclaim beneficial ownership of the Company Common Stock to be held by Yorktown Energy Partners X, L.P. The address of such funds is 410 Park Avenue, 20th Floor, New York, New York 10022.

(6)
Pursuant to the Form 4 filed by Bryan H. Lawrence on December 5, 2024. Yorktown XI Company LP is the sole general partner of Yorktown Energy Partners XI, L.P. Yorktown XI Associates LLC is the sole general partner of Yorktown XI Company LP. The managers of Yorktown XI Associates LLC, who act by majority approval, are Bryan H. Lawrence, one of the Company’s directors, W. Howard Keenan, Jr., Peter A. Leidel, Tomás R. LaCosta, Robert A. Signorino and Bryan R. Lawrence. As a result, Yorktown XI Associates LLC may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the Company Common Stock owned by Yorktown Energy Partners XI, L.P. Yorktown XI Company LP and Yorktown XI Associates LLC disclaim beneficial ownership of the Company Common Stock held by Yorktown Energy Partners XI, L.P. in excess of their pecuniary interest therein. The managers of Yorktown XI Associates LLC disclaim beneficial ownership of the Company Common Stock to be held by Yorktown Energy Partners XI, L.P. The address of such funds is 410 Park Avenue, 20th Floor, New York, New York 10022.

(7)
Pursuant to a Schedule 13D/A filed by Bluescape Resources Company LLC on April 10, 2024. Bluescape Riley Exploration Holdings LLC is a Delaware limited liability company and beneficially owns Company Common Stock. Bluescape Energy Recapitalization and Restructuring Fund III LP has voting and dispositive power over the Company’s Common Stock held Bluescape Riley Exploration Holdings LLC and therefore may also be deemed to be the beneficial owner of these shares. Bluescape Energy Partners III GP LLC is the sole general partner of Bluescape Energy Recapitalization and Restructuring Fund III LP and may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Bluescape Resources GP Holdings LLC is the manager of Bluescape Energy Partners III GP LLC and may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Charles John Wilder, Jr., the manager of Bluescape Resources GP Holdings LLC, may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Each of Bluescape Riley Exploration Acquisition LLC, Bluescape Riley Exploration Holdings LLC, Bluescape Energy Recapitalization and Restructuring Fund III LP, Bluescape Energy Partners III GP LLC, Bluescape Resources GP Holdings LLC, and Charles John Wilder, Jr. disclaims beneficial ownership of the shares reported as held by Bluescape Riley Exploration Holdings LLC in excess of its respective pecuniary interest in such shares.  The address of Bluescape Riley Exploration Holdings LLC and mailing address of each listed beneficial owner is 300 Crescent Court, Suite 1860, Dallas, Texas 75201.

(8)
Pursuant to a Form 4 filed by Alvin Libin on April 1, 2025.  2624063 Alberta, Ltd. is wholly-owned indirectly by Alvin Libin. The address of 2624063 Alberta Ltd. is 3200 255 5th Avenue SW, Calgary, Alberta, Canada T2P 3G6.

(9)	Includes 222,097 unvested shares of restricted stock issued under the LTIP that remain subject to forfeiture. Includes 226,060 shares pledged as collateral to secure certain personal indebtedness.

(10)	Includes 124,611 unvested shares of restricted stock issued under the LTIP that remain subject to forfeiture.

(11)	Includes 114,601 unvested shares of restricted stock under the LTIP that remain subject to forfeiture.

(12)	Includes 121,587 unvested shares of restricted stock under the LTIP that remain subject to forfeiture.

(13)	Includes 603,443 unvested shares of restricted stock under the LTIP that remain subject to forfeiture.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and holders of more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC reports regarding their ownership and changes in ownership of Common Stock and other equity securities of the Company. Directors, officers, and greater than 10 percent stockholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2024, all Section 16(a) filing requirements applicable to its directors, officers, and greater than 10 percent stockholders were complied with on a timely basis.

STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING

The Board will consider properly presented proposals of stockholders intended to be presented for action at the 2026 Annual Meeting. Such proposals must comply with the applicable requirements the procedures set forth in Rule 14a-8 under the Exchange Act and our Bylaws. Under our Bylaws, a matter can properly be brought before an annual meeting by a stockholder of the Company who is a stockholder of record at the time notice of the proposal is given and who is entitled to vote at such annual meeting. The proposing stockholder must give timely notice of his or her proposal in writing to the Secretary of the Company and satisfy the other requirements set forth in the Bylaws. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company at 29 East Reno Ave., Suite 500, Oklahoma City, OK 73104 not later than thirty (30) days or more than one hundred twenty (120) days prior to the one year anniversary date of the preceding year’s annual meeting of stockholders of the Company (which for our 2026 Annual Meeting will be April 9, 2026 and January 9, 2026, respectively).

For any business that a stockholder desires to bring before an annual meeting, the stockholder notice must include (i) a brief description of the proposal or business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name, age, business and residence address of the stockholder submitting the proposal, (iii) the principal occupation or employment of such stockholder, (iv) the number of shares of the Corporation which are beneficially owned by such stockholder and the date which shares were first acquired by the stockholder, and (v) any material interest of the stockholder in such proposal. For additional information about the notice requirements for other stockholder business, see our Bylaws.

A stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2026 Annual Meeting must be received no later than December 15, 2025. For a proposal to be considered for presentation at the 2026 Annual Meeting, although not included in the proxy statement for such meeting, it must be received within the time period set forth in our Bylaws as described above. In addition, the proxy solicited by the Board for the 2026 Annual Meeting will confer discretionary authority to vote on any such stockholder proposal presented at the 2026 Annual Meeting unless we are provided with notice of such proposal no later than thirty (30) days prior to the date of the 2026 Annual Meeting.

OTHER BUSINESS

Our Board is not aware of any other matters to be presented for consideration at the Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of our Board.

Annex A: Non-GAAP Financial Measures

“Upstream Free Cash Flow” and “Total Free Cash Flow” are measures of financial performance that are not recognized by accounting principles generally accepted in the United States (“GAAP”). These measures should not be considered in isolation or as a substitute for GAAP measures and are not necessarily comparable to similarly titled measures presented by other companies.

Upstream Free Cash Flow and Total Free Cash Flow are measures that we use as indicators of our ability to fund our development activities and generate excess cash for other corporate purposes, including returns to shareholders. We utilize Upstream Free Cash Flow to measure the capital intensity or efficiency of our core E&P business and compare such efficiency to other E&P companies, and define it as Net Cash Provided by Operating Activities before changes in working capital and reduced by additions to oil and natural gas properties and additions to other property and equipment before acquisitions and excluding contributions to equity method investments. We utilize Total Free Cash Flow to measure the liquidity generated by our overall business, including the effect of midstream investments, and define it as Net Cash Provided by Operating Activities before changes in working capital and reduced by additions to oil and gas properties, additions to other property and equipment, and additions to midstream property and equipment before acquisitions and excluding contributions to equity method investments. We distinguish Upstream Free Cash Flow from Total Free Cash Flow given the stage of maturity of our upstream business (well-established). For most capital intensive businesses, the ability to generate positive Free Cash Flow will be correlated with the maturity of the business, with early stage businesses often having growth capital investments exceeding operating cash flow. Measures of Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. The following table provides a reconciliation of Net Cash Provided by Operating Activities to Upstream Free Cash Flow and Total Free Cash Flow for the periods indicated:

	Year Ended
	December 31, 2024	December 31, 2023
	(Unaudited, In thousands)
Net Cash Provided by Operating Activities	$246,274	$207,195
Exclude changes in working capital	(18,876)	(1,139)
Cash Provided by Operating Activities before changes in working capital	$227,398	$206,056
Additions to oil and natural gas properties	(98,490)	(134,796)
Additions to other property and equipment	(875)	(1,065)
Upstream Free Cash Flow	$128,033	$70,195

Additions to midstream property and equipment	(10,964)	—
Total Free Cash Flow	$117,069	$70,195

A-1

2025 YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail RILEY EXPLORATION PERMIAN, INC. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 8, 2025. INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting – If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend; https://cstproxy.com/rileypermian/2025 MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided prior to the annual meeting. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2, AND“EVERY YEAR” FOR PROPOSAL 3.     1. Election of Directors (1) Brent Arriaga (2) Rebecca L. Bayless (3) Beth A. di Santo (4) Bryan H. Lawrence (5) E. Wayne Nordberg (6) Bobby D. Riley (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) FOR all Nominees listed to the left FOR AGAINST ABSTAIN Ratification of BDO USA, LLP as independent registered public accounting firm. Please mark your votes like this X  An advisory vote to approve the frequency of future advisory votes to approve compensation of our Named Executive Officers. EVERY TWO YEARS EVERY THREE YEARS ABSTAIN EVERY YEAR (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)  CONTROL NUMBER Signature______________________________ Signature, if held jointly__________________________________ Date_____________2025.Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

2025 Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders To view the 2025 Proxy Statement, Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and to attend the 2025 Annual Meeting, please go to: https://www.cstproxy.com/rileypermian/2025 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY 196715 Riley Exploration Permian Proxy Card Back THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RILEY EXPLORATION PERMIAN, INC. The undersigned appoints BETH DI SANTO and PHILIP RILEY, and each of them as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of RILEY EXPLORATION PERMIAN, INC. held of record by the undersigned at the close of business on March 18, 2025 at the Annual Meeting of Stockholders of RILEY EXPLORATION PERMIAN, INC. to be held on May 9, 2025, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SIX NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2, AND “EVERY YEAR” FOR PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued and to be marked, dated and signed on reverse side)